—UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SP PLUS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2017
SP PLUS CORPORATION

SP PLUS CORPORATION
200 E. Randolph Street, Suite 7700
Chicago Illinois 60601-7702
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 9, 2017
Time:	4:00 p.m., local time
Place:	Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601
Proposals:	1.	To elect eight directors, with the following being the Board’s nominees:
G Marc Baumann
Karen M. Garrison
Gregory A. Reid
Robert S. Roath
Wyman T. Roberts
Douglas R. Waggoner
Jonathan P. Ward
Gordon H. Woodward
	2.	To consider an advisory vote on the 2016 compensation of our named executive officers;
	3.	To consider an advisory vote on the frequency of the advisory vote on compensation of our named executive officers; and
	4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017.
Record Date:	March 31, 2017
Voting Methods:	Telephone
Internet
Written ballot—Complete and return proxy card in the mail
In person—Attend and vote at the meeting
Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.
The Board of Directors recommends a vote "FOR" items 1, 2 and 4 and "ONE YEAR" for item 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.
Only stockholders of record at the close of business on March 31, 2017 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the Board of Directors:

Robert N. Sacks,
Chicago, April 3, 2017	Executive Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be Held on May 9, 2017
The Proxy Statement and annual report to stockholders are available at http://www.cstproxy.com/spplus/2017
YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

SP PLUS CORPORATION
200 E. Randolph Street, Suite 7700
Chicago, Illinois 60601-7702
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS

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GENERAL INFORMATION
We are one of the leading providers of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States, Puerto Rico and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, which include facility maintenance, security services, training, scheduling and supervising all service personnel as well as providing customer service, marketing, and accounting and revenue control functions necessary to facilitate the operation of our clients’ facilities. We also provide a range of ancillary services such as airport shuttle operations, valet services, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. As of December 31, 2016 , we managed 3,686 parking facility locations containing approximately 2.0 million parking spaces in 357 cities, operated 78 parking-related service centers serving 73 airports, operated a fleet of approximately 700 shuttle buses carrying approximately 42.3 million passengers per year, operated 652 valet locations and employed a professional staff of approximately 22,500 people.
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2016, accompanies this Proxy Statement and has been posted on the Internet with this Proxy Statement.
Our main website address is www.spplus.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Policy, Whistleblower Policy, Anti-Fraud Program, Insider Trading Policy and the charters of each of the Board’s committees. We do not intend for information made available through our website to be part of this Proxy Statement.
You also may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
On October 2, 2012, we completed our acquisition (the “Central Merger”) of Central Parking Corporation (“Central”). We use the terms “SP Plus,” “our company,” “we,” “our” and “us” in this Proxy Statement to refer to SP Plus Corporation and its consolidated subsidiaries, including Central, unless the context otherwise requires.
Why am I receiving these materials?
Our Board of directors (the “Board”) is soliciting your proxy for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2017. Under rules adopted by the SEC, we are now furnishing proxy materials on the Internet at http://www.cstproxy.com/spplus/2017 in addition to mailing paper copies of the materials. These proxy materials are first being made available via the Internet on or about April 3, 2017, to holders of our common stock of record at the close of business on March 31, 2017 (the “Record Date”).
When is the Annual Meeting?
We will hold the Annual Meeting on May 9, 2017 at 4:00 p.m., local time, subject to any adjournments or postponements.
Where will the Annual Meeting be held?
The Annual Meeting will be held at Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601.
What is included in these materials?
These materials include:

•	This Proxy Statement for the Annual Meeting;

•	A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 24, 2017 (the “Annual Report”); and

•	A proxy card and vote instruction form for the Annual Meeting.
Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at SP Plus Corporation, Investor Relations, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, or by email at investor_relations@spplus.com.
Where can I find the 2016 audited financial statements for SP Plus?
The financial statements for our year ended December 31, 2016 are included in our Annual Report, which is available at www.cstproxy.com/spplus/2017 together with this Proxy Statement. You may also access these materials through our main website at www.spplus.com.
What items will be voted on at the Annual Meeting?
Stockholders will vote on four items at the Annual Meeting:

•	The election to our Board of the eight nominees named in this Proxy Statement (Proposal No. 1);

•	A non-binding advisory resolution to approve 2016 executive compensation (Proposal No. 2);

•	A non-binding advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal No. 3); and

•	Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2017 (Proposal No. 4).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” the approval of the non-binding advisory resolution approving our 2016 executive compensation (Proposal No. 2);

•	“ONE YEAR” on the non-binding advisory vote recommending the frequency of advisory votes on executive compensation (Proposal No. 3); and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal No. 4).
What happens if a director nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.
Where are our principal executive offices located and what is our main telephone number?
Our headquarters is located at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@spplus.com.

What is our company’s fiscal year?
Our fiscal year is the calendar year beginning on January 1 and ending on December 31.
Who may vote at the Annual Meeting?
Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on March 31, 2017 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were approximately 22,471,041 shares of our common stock outstanding, held by approximately 2,096 holders of record.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares of our common stock.
Beneficial Owners. If shares of our common stock are held by a broker, bank or other institution, serving as nominee, on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in “street name”). If you are a beneficial owner but not a stockholder of record, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting methods which the broker or other nominee offers as options.
If I am a stockholder of record of the company’s shares, how do I vote?
Our stockholders may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone-by calling the toll free telephone number (866) 894-0537;

•	By Internet-by visiting www.cstproxyvote.com and following the on-screen instructions; or

•	By Mail-by marking, signing and dating your proxy card and returning it to us in the envelope provided.
In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the Annual Meeting. Additionally, telephone and Internet voting for stockholders will close at 7:00 p.m., Eastern Time, on May 8, 2017.
If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the Annual Meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as our Board recommends with respect to those proposals and in the proxy’s discretion with respect to any other matter that may properly be considered at the Annual Meeting.
What is the quorum requirement for the Annual Meeting?
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present at the Annual Meeting; or

•	Have properly voted on the Internet, by telephone or by submitting a proxy card form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. For purposes of determining a quorum, abstentions and broker non-votes are counted as represented.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:

•	Indicated when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Robert N. Sacks and Jerome L. Pate, and each of them, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal No. 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.
The election of directors (Proposal No. 1), the non-binding advisory resolution approving our executive compensation (Proposal No. 2), and the non-binding advisory resolution approving the frequency of the advisory vote on compensation of our named executive officers (Proposal No. 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 2 and No. 3.
What is the voting requirement to approve each of the proposals?
With respect to the election of directors (Proposal No. 1), our bylaws currently provide for a plurality voting standard. Accordingly, under the plurality voting standard, the eight nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve, by non-binding vote, executive compensation (Proposal No. 2), and ratify the appointment of our independent registered public accounting firm (Proposal 4).
The frequency of the advisory vote on executive compensation (Proposal No. 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.
Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions have the same effect as votes cast against Proposals 2 and 4. Abstentions and broker non-votes will have no effect on Proposal No. 3.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our General Counsel at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, a written notice of revocation prior to the Annual Meeting.
As a stockholder do I have dissenters’ or appraisal rights if I object to any of the proposals?
No. Our stockholders do not have rights of appraisal or similar rights of dissenters with respect to any of the proposals.
Who will serve as the inspector of election?
Morrow & Co., LLC, our proxy solicitor, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.
Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
We are paying the costs of the solicitation of proxies. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the Annual Meeting and will pay Morrow & Co., LLC an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, Connecticut 06902.
We must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without any additional compensation, may solicit proxies on our behalf.

How can I attend the Annual Meeting?
Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. You must present valid identification containing a photograph, such as a driver’s license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the Annual Meeting.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the next annual meeting of stockholders?
Requirements for Stockholder Proposals to Be Considered for Inclusion in our 2018 Proxy Materials. Stockholder proposals to be considered for inclusion in the form of proxy relating to the 2018 annual meeting of stockholders must be received no later than December 4, 2017. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the company’s General Counsel by mail at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702.
Requirements for Stockholder Proposals to Be Brought Before the Next Annual Meeting of Stockholders and Director Nominations. Notice of any proposal that a stockholder intends to present at the 2018 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, as well as any director nominations, must be delivered to the company’s General Counsel by mail at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, not earlier than the close of business on November 23, 2017 and not later than the close of business on December 23, 2017. In addition, the notice must set forth the information required by the company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2018 annual meeting of stockholders.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The first proposal to be voted on at the Annual Meeting is the election of eight directors. Our Board currently consists of eight members who are elected annually. On March 8, 2017, the Board set the number of directors to be elected at our 2017 Annual Meeting at eight. The Nominating and Corporate Governance Committee recommended, and on March 8, 2017, our Board nominated, G Marc Baumann, Karen M. Garrison, Gregory A. Reid, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner, Jonathan P. Ward and Gordon H. Woodward to serve as our directors. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S EIGHT NOMINEES.
If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS
Nominees for Director
At the Annual Meeting, our stockholders will be asked to consider eight nominees for election to our Board of Directors. Each nominee elected as a director will serve for a one-year term until the 2018 annual meeting of stockholders, his or her successor has been duly elected and qualified, or his or her resignation, retirement, disqualification or removal.
In evaluating these director nominees, the Nominating and Corporate Governance Committee has assessed the contribution that the nominee’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each nominee brings decades of leadership experience and an understanding of finance to our company.
The biographies of our eight director nominees as of March 1, 2017 are set forth below.

G Marc Baumann Age: 61
Mr. Baumann has served as our President since March 2014 and as Chief Executive Officer and a director since January 1, 2015. Mr. Baumann served as our Chief Operating Officer from March 2014 through December 2014, Chief Financial Officer and Treasurer from October 2000 to March 2014, President of Urban Operations from October 2012 to March 2014, and Executive Vice President from October 2000 to October 2012. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Baumann’s experience in the parking management industry is a particularly important attribute for a director of our company. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University.

Karen M. Garrison Age: 67 Chairman of the Board Board Committees: Audit, Compensation, Executive, Nominating and Corporate Governance (Chair)
Ms. Garrison has served as a director since June 2004 and as our Chairman of the Board since January 1, 2017. She served as our Lead Independent Director from August 2015 through December 2016. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also lead independent director, chair of the corporate governance committee and a member of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare Corporation and is a member of Tenet’s nominating and corporate governance committee; and its quality, compliance & ethics committee. Ms. Garrison is also chair of the board of advisors of the Unger Enterprises, Inc. and a member of its finance committee. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Ms. Garrison’s experience in the service industry is a particularly important attribute for a director of our company. She received her B.S. degree in accounting from Rollins College and her M.B.A. degree from the Florida Institute of Technology.

Gregory A. Reid Age: 64
Mr. Reid has served as president of BoomDeYada, LLC, a brand development consultancy group, since October 2011. Prior to founding BoomDeYada, Mr. Reid held various marketing and sales positions at YRC Worldwide, Inc., a transportation and global logistics company, since January 1997, most recently as executive vice president and chief marketing officer from January 2007 to December 2011. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Reid’s strategic planning and marketing experience and leadership in the transportation and logistics industry are particularly important attributes for a director of our company. Mr. Reid holds a Bachelor of Business Administration degree in Marketing from the University of Cincinnati.

Robert S. Roath Age: 73 Board Committees: Audit (Chair), Compensation (Chair), Executive, Nominating and Corporate Governance
Mr. Roath has served as a director since June 2004. Mr. Roath served as Chairman of the Board from October 2009 through December 31, 2014. He was chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, from May 1997 to October 2013. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital, Inc. since May 1997 and is a member of the executive committee and the finance committee. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Roath’s experience in strategy and finance is a particularly important attribute for a director of our company. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Wyman T. Roberts Age: 56 Board Committees: Audit, Compensation
Mr. Roberts has served as a director since April 2015. He currently serves as president and chief executive officer of Brinker International, Inc., a position he has held since January 2013. Mr. Roberts also serves as a director of Brinker, a position he has held since February 2013. Mr. Roberts also served as president of Chili’s Grill & Bar from November 2009 to June 2016. He served as senior vice president of Brinker and Maggiano’s Little Italy president from August 2005 to November 2009, and also served as Brinker’s, Maggiano’s and Chili’s chief marketing officer from March 2009 to November 2009. He served as executive vice president and chief marketing officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. From 1984 to December 2000, Mr. Roberts was employed by Darden Restaurants, Inc., where he most recently served as executive vice president, marketing. He is a member of the Brigham Young University School of Management Advisory Council. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Roberts’ understanding of technology-based marketing and experience managing a large workforce are particularly important attributes for a director of our company. Mr. Roberts has a Bachelor’s degree in Finance and an MBA from Brigham Young University.

Douglas R. Waggoner Age: 56 Board Committees: Audit, Nominating and Corporate Governance
Mr. Waggoner has served as a director since April 2015. He has served as chief executive officer of Echo Global Logistics, Inc., a provider of a wide range of transportation and logistics services, since December 2006; he has been a board member of that company since February 2008, and he was named its chairman of the board in June 2015. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as chief executive officer of USF Bestway, and from January 2002 to April 2004 he served as senior vice president of strategic marketing for USF Corporation. Mr. Waggoner served as president and chief operating officer of Daylight Transport from April 1999 to January 2002, executive vice president from October 1998 to April 1999, and chief information officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before becoming vice president of customer service. He also serves as chairman of the Supply Chain Innovation Network of Chicago, a non-profit organization that connects supply chain practitioners in the private sector with political and governmental leaders to address items associated with supply chain infrastructure and workforce issues. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Waggoner’s software development experience and leadership in the transportation and logistics industry are particularly important attributes for a director of our company. Mr. Waggoner holds a Bachelor’s degree in Economics from San Diego State University.

Jonathan P. Ward Age: 61 Board Committee: Compensation
Mr. Ward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from July 2009 through September 2012. He has served as an operating partner of Kohlberg & Co., LLC, a private investment firm, since July 2009. From November 2006 to June 2009, Mr. Ward served as a managing director and chairman of the Chicago office of Lazard Frères & Co. Previously, Mr. Ward served as the president, chief executive officer and chairman of The ServiceMaster Company from 2001 to 2006. From 1997 to January 2001, Mr. Ward was president and chief operating officer of R.R. Donnelley & Sons Company. Mr. Ward was elected to the board of directors of Sara Lee Corporation in 2005, and then The Hillshire Brands Company until it was acquired in August 2014. He also has served as a director of KAR Auction Services, Inc. from December 2009 to June 2014. Mr. Ward has served as a director of Hub Group, Inc. since January 2012 and is a member of the audit committee, compensation committee and nominating and corporate governance committee. He also is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Ward’s experience in various service industries and his public company board experience are particularly important attributes for a director of our company. Mr. Ward earned his B.S. in Chemical Engineering from the University of New Hampshire and has completed the Harvard Business School Advanced Management Program.

Gordon H. Woodward Age: 47 Board Committee: Nominating and Corporate Governance
Mr. Woodward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He has been the chief investment officer of Kohlberg & Co., LLC, a private investment firm, since 2010, and has served Kohlberg & Co., LLC in various other capacities since 1996. Prior to joining Kohlberg & Co., LLC, Mr. Woodward was with James D. Wolfensohn Incorporated. He is also a director of various privately held companies. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Woodward’s financial expertise and extensive experience as a director are particularly important attributes for a director of our company. Mr. Woodward received his A.B. from Harvard College.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the eight nominees identified above. We expect each nominee to be able to serve if elected, but if any nominee notifies us before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Nomination Process

Identifying Candidates
In evaluating candidates for Board membership, the Nominating and Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of our Board.
The Nominating and Corporate Governance Committee charter provides that this committee should consider candidates for our Board who are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.

All of the nominees, with the exception of Mr. Reid, are current SP Plus directors. Mr. Reid was recommended to the Nominating and Corporate Governance Committee after an extensive and careful search was conducted by an executive search firm. The Nominating and Corporate Governance Committee retained this executive search firm to assist the Board with identifying and evaluating director candidates. The primary functions served by the executive search firm included identifying potential candidates who meet the key attributes, experience and skills described under “Criteria for Board Membership” below, as well as compiling information regarding each candidate’s attributes, experience, skills and independence and conveying the information to the Nominating and Corporate Governance Committee. Numerous candidates were considered as a result of this search. Mr. Reid has been nominated to replace James A. Wilhelm, who currently serves on our Board and is not being nominated for election at the Annual Meeting.

Board Designees
As a condition to the closing of the Central Merger, we took actions to increase the size of our Board and appointed three individuals designated (the “Board Designees”) by an affiliate of Central on behalf of the former Central stockholders (the “Central Representative”) to fill those vacancies. Our Board is contractually required to nominate the Board Designees for election to our Board, to recommend unanimously that our stockholders vote in favor of their election to our Board, and to solicit proxies in favor of the election of the Board Designees.
Subject to certain conditions, the Central Representative will continue to be entitled to designate the following number of Board Designees:

•	three, so long as the former Central stockholders collectively own greater than or equal to 5,444,678 shares of our common stock;

•	two, so long as the former Central stockholders collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

•	one, so long as the former Central stockholders collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

•	none, if the former Central stockholders collectively own less than 2,177,871 shares of our common stock.
The Central Representative designated Paul Halpern, Jonathan P. Ward and Gordon H. Woodward for appointment to our Board in October 2012. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board appointed Messrs. Halpern, Ward and Woodward to our Board in October 2012 and our stockholders elected them as directors at each of our subsequent annual meetings. Mr. Halpern resigned as a director in December 2016, and the Central Representative designated Seth H. Hollander as his replacement. Following the Nominating and Corporate Governance Committee’s recommendation, our Board elected Mr. Hollander to serve as a director effective January 12, 2017 until the 2017 Annual Meeting.
On or about March 3, 2017, the Central Representative confirmed that the former Central stockholders collectively own less than 5,444,678 and more than 4,355,742 shares of common stock. Accordingly, the Central Representative was entitled to appoint two Board Designees for election at the 2017 Annual Meeting, and the Central Representative appointed Messrs. Ward and Woodward to serve as Board Designees. On March 8, 2017, our Board nominated Messrs. Ward and Woodward to continue serving as our directors.
If the former Central stockholders collectively own less than 4,355,742 shares of common stock (the “Threshold”)prior to the Annual Meeting, one or more of the Central Designees will be removed as a director nominee depending on the amount of our common stock held by former Central stockholders. In that event, the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve. If the former Central stockholders fall below the Threshold after the Annual Meeting, all Central Designees will serve as directors until the next annual meeting of stockholders.

Stockholder Recommendations
If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating and Corporate Governance Committee, c/o SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, Attention: General Counsel and Secretary.

Criteria for Board Membership
The Nominating and Corporate Governance Committee has established certain minimum qualification criteria for our director nominees, including:

•	The highest personal and professional ethics, integrity, and honesty, and a commitment to acting in the best interest of the stockholders;

•	An inquisitive and objective perspective and mature judgment;

•	Sufficient time available to fulfill all Board and committee responsibilities;

•	Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our activities; and

•	Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.
When recommending to the full Board the slate of directors nominated for the election at the annual meeting of stockholders, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating and Corporate Governance Committee may use the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

OUR CORPORATE GOVERNANCE PRACTICES
General
Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Baumann, none of our directors is currently an employee of our company. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the principal Board committees and our Codes of Business Conduct and Ethics, provide the framework for the governance of our company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.spplus.com. Information contained on our website is not part of this Proxy Statement. Our Board regularly reviews corporate governance developments and modifies these policies as warranted.
We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, our Board has adopted a set of Corporate Governance Guidelines to set a framework within which our Board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Director Independence
The rules of the NASDAQ Stock Market LLC (“NASDAQ”) require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under NASDAQ listing standards and our Corporate Governance Guidelines, and whether members of our Audit Committee and Compensation Committee satisfy additional SEC and NASDAQ independence requirements. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.
Our Board has determined that each of the following director nominees is independent under the applicable NASDAQ listing rules and under our Corporate Governance Guidelines: Karen M. Garrison, Gregory A. Reid, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner and Jonathan P. Ward. Our Board determined that Mr. Baumann is not considered independent because he is our President and Chief Executive Officer.
The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors, and all directors serving on these committees have been determined to be independent. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chairman and our Corporate Secretary of any change in his or her principal occupation or status as a member of the Board of any other public company, or any change in circumstance that may cause his or her status as an independent director to change.

Board Leadership Structure and Lead Independent Director
In accordance with our by-laws, our Board elects our Chairman and our Chief Executive Officer, or CEO. Our Corporate Governance Guidelines do not require that the roles of Chairman and CEO be held by separate individuals, giving the Board flexibility to make a determination when it elects a new Chairman or CEO. Ms. Garrison currently serves as our Chairman and Mr. Baumann currently serves as our CEO. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at present as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.
Our independent directors also designated a Lead Independent Director when Mr. Wilhelm was serving as our Chairman because he is not an independent director. Ms. Garrison was appointed Lead Independent Director in August 2015, but this position was eliminated when she assumed the role of Chairman effective January 1, 2017. Ms. Garrison’s roles and responsibilities as Lead Independent Director prior to the elimination of this position are detailed in the Corporate Governance Guidelines and included:

•	Coordinating with the CEO and Chairman to develop meeting agenda and approving final meeting agenda, ensuring there is sufficient time to discuss all agenda items;

•	Coordinating with the CEO and Chairman on the materials sent to the Board, including but not limited to the scope, quality and timeliness of the information, and approving final meeting materials;

•	Calling closed sessions of the independent directors;

•	Chairing closed sessions of the independent directors;

•	Leading Board meetings in the absence of the Chairman;

•	If requested by major stockholders, ensuring that she is available for consultation and direct communication; and

•	Leading the annual Board self-assessment, including acting on director feedback as needed.

Committee Responsibilities
Board committees help our Board run effectively and efficiently, but do not replace the oversight of our Board as a whole. There are currently four principal Board committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance meet regularly; the Executive Committee meets on an as-needed basis. Each committee has a written charter that has been approved by our Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, financial, legal and regulatory, operational, and other risks, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed.

Audit Committee’s Role in Risk Oversight
While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing our business. The Audit Committee’s charter provides that it will discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor, and actively manage such exposures. The Audit Committee reviews with our Director of Internal Audit significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies.
In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process, and the Nominating and Corporate Governance Committee reviews the risks associated with our overall corporate governance.

Management’s Role in Risk Oversight
Our Director of Internal Audit, or DIA, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The DIA reports directly to the Audit Committee. The DIA facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the DIA periodically assesses the major risks facing the company and coordinates with the executives responsible for such risks through the risk governance process. The DIA periodically reviews with the Audit Committee the major risks facing the company and the steps management has taken to detect, monitor, and manage those risks within the agreed risk tolerance. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and progress towards agreed mitigation goals.

Risk Assessment of Compensation Policies and Practices
We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This analysis was presented to the Audit Committee and the Compensation Committee, both of which agreed with this conclusion.

Attendance at Annual Meetings
All directors are expected to attend our annual meeting of stockholders unless a Board meeting is not scheduled immediately following the annual meeting of stockholders. Our last annual meeting of stockholders was held in April 2016, but a Board meeting was not scheduled after this meeting. Mr. Baumann and Mr. Wilhelm attended the 2016 annual meeting and Ms. Garrison attended telephonically.

Formal Closed Sessions of Outside Directors
As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. Formerly, the Lead Independent Director led such discussions; after the elimination of this position effective January 1, 2017, the Chairman will lead these sessions.

Board Compensation
Board compensation is determined by the Compensation Committee, and consists of a mixture of equity compensation and cash compensation. The Compensation Committee reviews board compensation annually. A more detailed description of current Board compensation can be found under the heading “Director Compensation” below.

Stock Ownership Guidelines
In March 2011 our Board adopted stock ownership guidelines to better align the interests of our non-employee directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to own SP Plus common stock valued at three times the annual cash retainer paid to directors within three years of joining our Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. Once established, a director’s guideline requirement is not adjusted for changes to the annual retainer or fluctuations in our common stock price. The Board Designees have been exempted from this requirement.
Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, our Board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the “net” shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. “Net” shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.
A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.spplus.com. The ownership levels of our executive officers and directors as of March 1, 2017 are set forth in the section entitled “Security Ownership-Beneficial Ownership of Directors and Executive Officers” below.

Outside Advisors
Our Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. Our Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either our Board’s or management’s consent to retain outside advisors.

Conflicts of Interest
We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. Our Corporate Governance Guidelines prohibit directors from serving on the board, or in a senior executive role, of another company that would create a significant conflict of interest. In order to better protect our stockholders and us, we regularly review our Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Effectiveness and Director Performance Reviews
It is important that the Board and its committees are performing effectively and in the best interests of the company and our stockholders. The Board performs an annual self-assessment, led by the Chairman (formerly, the Lead Independent Director), to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chairman then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning
Our Board recognizes the importance of effective executive leadership to our success, and we review succession plans for our senior leadership positions at least annually. As part of this process, our Board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the CEO. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The Board has also developed a set of guiding principles relating to Board membership, including the addition of directors with highly relevant professional experience.

Independent Registered Public Accounting Firm Independence
We have taken a number of steps to ensure continued independence of our outside independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee, and we limit the use of our independent registered public accounting firm for non-audit services. The fees for services provided by our independent registered public accounting firm in 2016 and 2015 and our policy on pre-approval of non-audit services are described under “Proposal No. 4-Ratification of Independent Registered Public Accounting Firm” below.

Related-Party Transaction Policy
As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. In addition, our Board has adopted a formal policy for related-party transactions that requires the Audit Committee to review all transactions between our company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics
We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.spplus.com. These codes are available on the Investor Relations portion of our website and copies will be provided to you without charge upon request to investor_relations@spplus.com.

Insider Trading Restrictions
Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in our securities by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate SP Plus personnel.

Hedging and Pledging Policy
Our insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging SP Plus common stock as collateral for any loans.

Swap Policies
Our swap policy provides that we shall only enter into derivative instruments for the purpose of cash flow hedging through interest rate swap transactions, and we shall not enter into interest rate swaps for speculative purposes. This policy provides that we may rely on the so-called “end-user exception” created by Commodity Futures Trading Commission (“CFTC”) and enter into uncleared swaps as opposed to cleared swaps. We recognize that there are certain risks associated with interest rate swap transactions that we will consider prior to entering into each transaction. Finally, we make every reasonable effort to comply with regulatory requirements imposed at the State and Federal level, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related CFTC regulations that define business conduct among participants in swap transactions.

Transparency
We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.spplus.com.

Communicating with our Board
Our Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702. All appropriate communications and concerns will be forwarded to our Chairman or our independent directors as a group, as applicable.

Corporate Hotline
We have established a corporate hotline and an internal web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

BOARD COMMITTEES AND MEETINGS
The Board
Our Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. During 2016 our Board held six meetings, one of which was held by teleconference. Directors who served during 2016 attended 100% of our Board meetings, except Paul Halpern who missed one meeting prior to his resignation on December 14, 2016.

Committees of the Board
In 2016 our Board had four standing committees to facilitate and assist our Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.

Audit Committee
The Audit Committee has four members: Karen M. Garrison, Robert S. Roath, who serves as Chair, Wyman T. Roberts and Douglas R. Waggoner. Our Board has determined that each of its members meets NASDAQ’s financial literacy and independence requirements, and that Ms. Garrison and Messrs. Roath, Roberts and Waggoner each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Ms. Garrison serves on the audit committee of Tenet Healthcare. Our Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.
The Audit Committee’s primary duties and responsibilities are to:

•
meet with our independent registered public accounting firm to review the results of the annual audit and to discuss our financial statements, including the independent registered public accounting firm’s judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;

•	meet with our independent registered public accounting firm to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

•	recommend to our Board the independent registered public accounting firm to be retained by us;

•	oversee the independence of the independent registered public accounting firm;

•	evaluate the independent registered public accounting firm’s performance;

•	review and approve the fees of the independent registered public accounting firm;

•
receive and consider the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

•	approve the Audit Committee Report for inclusion in our proxy statement;

•	approve audit and non-audit services provided to us by our independent registered public accounting firm;

•	consider conflicts of interest and review all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds;

•
meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to our company; and

•	review and approve our policies and decisions about using and entering into swaps.
A complete description of the Audit Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Audit Committee held five meetings in 2016, all of which were held by teleconference. Directors who served on the Audit Committee during 2016 attended 100% of the meetings held during their tenure, except Mr. Waggoner who missed one meeting.

Compensation Committee
The Compensation Committee consists of four directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, Wyman T. Roberts and Jonathan P. Ward. Our Board has determined that all members of this committee are independent. The Compensation Committee’s primary duties and responsibilities are to:

•	review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

•
assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a reasonable cost;

•
act on behalf of our Board in setting executive compensation policy, administer compensation plans approved by our Board and stockholders, and make decisions or develop recommendations for our Board with respect to the compensation of key executives;

•
review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

•
review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation; evaluate the Chief Executive Officer’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the Chief Executive Officer or other executives in past years;

•
review compensation policies and practices applicable to all employees as they relate to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

•	approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

•	prepare a report to be included in our proxy statement and provide other regular reports to our Board.
A complete description of the Compensation Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.

The Compensation Committee held three meetings in 2016, two of which were held by teleconference. Directors who served on the Compensation Committee during 2016 attended 100% of the meetings held during their tenure.
Compensation Committee Interlocks and Insider Participation. During 2016, none of the members of the Compensation Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Board or the Compensation Committee. Accordingly, the Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.
In addition, no two directors serve together on both the SP Plus Board and any other public company boards or any committee thereof.

Executive Committee
The Executive Committee currently consists of two directors: Karen M. Garrison, who serves as Chair, and Robert S. Roath. Our Board has determined that all members of this committee are independent. The Executive Committee’s primary duties and responsibilities include:

•	exercising some or all powers of our Board between regularly scheduled meetings;

•	conducting the evaluation of the performance of the Chief Executive Officer, reviewing his compensation and making recommendations regarding changes in compensation to the Compensation Committee;

•	serving as a sounding board for management on emerging issues, problems and initiatives; and

•	reporting to our Board at the Board’s next meeting on any official actions it has taken.
Notwithstanding the foregoing, the Executive Committee does not have the powers of our Board for:

•	those matters which are expressly delegated to another committee of our Board;

•	matters which, under the General Corporation Law of Delaware (“DGCL”), our Certificate of Incorporation (the “Certificate”) or By-Laws cannot be delegated by our Board to a committee;

•	approving or adopting, or commending to the stockholders, any action or matter expressly required by the DGCL or the Certificate to be submitted to the stockholders;

•	adopting, amending or repealing any of our By-Laws;

•	electing officers or filling vacancies on our Board or any committee of our Board; and

•	declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by our Board), or such other powers as our Board may from time to time eliminate.
A complete description of the Executive Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Executive Committee held four meetings in 2016, all of which were held by teleconference. Directors who served on the Executive Committee during 2016 attended 100% of the meetings held during their tenure.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of four directors: Karen M. Garrison, who serves as Chair, Robert S. Roath, Douglas R. Waggoner and Gordon H. Woodward. Our Board has determined that all members of this committee are independent. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating and Corporate Governance Committee’s primary duties and responsibilities are to:

•
have general responsibility for Board selection, including the identification of qualified candidates for Board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to Board heterogeneity;

•	recommend to our Board the directors to serve on each committee of our Board;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to our Board for its approval;

•	approve all director search firm engagement fees and terms; and

•	prepare a report to be included in our proxy statement and provide reports to our Board.
A complete description of the Nominating and Corporate Governance Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Nominating and Corporate Governance Committee held four meetings in 2016, two of which were held by teleconference. Each of the directors who served on the Nominating and Corporate Governance Committee during 2016 attended 100% of the meetings held during their tenure.

EXECUTIVE OFFICERS
The table below sets forth certain information as of March 1, 2017 regarding our executive officers that are not identified in the table under “Board and Corporate Governance Matters-Nominees for Director.”

Name	Age	Position
Hector O. Chevalier	53	Executive Vice President, Operations
Thomas L. Hagerman	56	Executive Vice President, Operations
Vance C. Johnston	47	Executive Vice President; Chief Financial Officer; Treasurer
Gerard M. Klaisle	63	Executive Vice President; Chief Administrative Officer
John Ricchiuto	60	Executive Vice President, Operations
Robert N. Sacks	64	Executive Vice President; General Counsel; Secretary
Robert M. Toy	60	President of Commercial Operations
Hector O. Chevalier has served as Executive Vice President, Operations since July 2014. He served as our Senior Vice President for the greater New York metropolitan area from October 2012 following the Central Merger through June 2014. Prior to joining our company, he worked for Central Parking in a variety of capacities beginning in November 1997, including regional manager from December 2003 to October 2005, regional vice president from October 2005 to August 2007 and then as senior vice president for the greater New York Metropolitan Area beginning in August 2007. Mr. Chevalier began working in the parking business as a parking attendant with Kinney Systems Inc., eventually becoming regional vice president until Central Parking acquired the parent company of Kinney Systems in November 1997. Mr. Chevalier earned his degree in Military Leadership, Strategy and Law at Academia Militar 2 de Marzo in the Dominican Republic in 1986.
Thomas L. Hagerman has served as Executive Vice President, Operations since July 2004. He served as Chief Business Development Officer from October 2012 through February 2017 and Chief Operating Officer from October 2007 to October 2012. He also served as a Senior Vice President from March 1998 through June 2004. In addition, Mr. Hagerman serves on the board of directors of The Ronald McDonald House of Central Ohio. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

Vance C. Johnston has served as Executive Vice President, Chief Financial Officer and Treasurer since March 2014. Prior to joining our company, Mr. Johnston held various positions with Furniture Brands International, Inc. since March 2010, including chief financial officer from May 2012 to December 2013, and he was chief financial officer of Furniture Brands when it filed for protection under Chapter 11 of the bankruptcy code on September 9, 2013. Prior to Furniture Brands, he was chief financial officer for Miami Jewish Health Systems from March 2009 through March 2010, and vice president, corporate strategy at Royal Caribbean Cruises, Ltd. from December 2005 through August 2009. Mr. Johnston has also held various positions in strategy, finance and operations with OfficeMax, Inc. from 2002 to 2005 and Burger King Corp. from 2001 to 2002. He began his career at KPMG and is a Certified Public Accountant. Mr. Johnston holds a B.S. degree from University of San Diego and an MBA degree from the University of Chicago’s Booth School of Management.
Gerard M. Klaisle has served as Executive Vice President since February 2010 and as Chief Administrative Officer since January 2015. He served as our Chief Human Resource Officer from February 2010 through December 2014 and Senior Vice President-Human Resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.
John Ricchiuto has served as Executive Vice President, Operations since December 2002. Mr. Ricchiuto joined SP Plus in 1980 as a management trainee. He served as Vice President-Airport Properties Central from 1993 until 1994, and as Senior Vice President-Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.
Robert N. Sacks has served as Executive Vice President, General Counsel and Secretary since March 1998. Mr. Sacks joined SP Plus in 1988, and served as General Counsel and Secretary since 1988, as Vice President, Secretary, and General Counsel from 1989, and as Senior Vice President, Secretary and General Counsel from 1997 to March 1998. Mr. Sacks became a director of the USO of Illinois in 2012. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.
Robert M. Toy has served as President of Commercial Operations since March 2017 and as President of Urban Operations from January 2016 through February 2017. Mr. Toy also served as Executive Vice President from October 2012 through February 2017. Prior to joining our company, Mr. Toy served as senior vice president of field operations of Central Parking Corporation from 2010 to October 2012, and in other capacities since 1999. He began his career with Central as executive vice president of USA Parking System, Inc. Mr. Toy attended the University of Kentucky from 1974 to 1978 where he majored in Business Administration.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Overview
Our compensation program is designed to reward employees for producing sustainable growth for our stockholders and to attract, motivate and retain top talent in the industry. Like most companies, we use a combination of fixed and variable, “at-risk” compensation programs to help align the interests of our executives with our stockholders. This “pay-for-performance” philosophy forms the foundation of our Compensation Committee’s decisions regarding compensation. Underlying these decisions is the Compensation Committee’s belief that the labor market for the type of talent we require is limited, and that our executives are among the most capable and highest performing in the industry.

Business Performance and Impact on Pay
The compensation realized by our executives is closely related to our business performance. The impact of such business performance upon pay actually realized by our Chief Executive Officer and other named executive officers is described below to help our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

2016 Business Performance

	Year Ended December 31, 2016		Year Ended December 31, 2015
In millions except per share	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$176.4	$177.2	$170.1	$173.2
General and administrative expenses (1)	$90.0	$83.0	$97.3	$88.4
EBITDA (1)(3)	$83.6	$91.3	$69.9	$82.3
Net income attributable to SP Plus (1)	$23.1	$29.8	$17.4	$21.8
Earnings per share (1)	$1.03	$1.32	$0.77	$0.97
Free cash flow (2)(3)	$42.4	$46.4	$27.1	$36.9

(1)
Adjusted gross profit, adjusted general and administrative expenses, adjusted earnings before interest, income taxes, depreciation and amortization (adjusted “EBITDA”), adjusted net income attributable to SP Plus and adjusted earnings per share (adjusted “EPS”) are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the historical financial results of the security business (primarily operating in the Southern California market) sold in August 2015.  Please refer to Appendix A for a reconciliation of these adjusted items.

(2)
Adjusted free cash flow, a non-GAAP measure, excludes cash used for non-routine structural and other repairs at legacy Central lease locations and the final settlement with former Central stockholders.

(3)	See the reconciliation in Appendix A for reconciliation of non-GAAP measures to GAAP, which is incorporated into this CD&A.
Our solid performance was reflected in the following elements of compensation earned or awarded to executives in 2016:

•
Our annual bonus plan primarily rewards a combination of budget attainment and year-over-year growth in Company Adjusted EBITDA, and the annual bonus awards paid an average of 93.3% of the target for our named executive officers, prior to adjustments.

•
Each named executive officer earned a significant amount of compensation tied to the performance of our stock through a performance-based incentive program under our Long-Term Incentive Plan that began in 2014 (the “Performance Share Program”), whereby we issue performance share units (“PSUs”) to named executive officers and others that represent shares potentially issuable in the future based on cumulative adjusted free cash flow over a three-year period, as well as previous grants and required stock holdings.

•
As part of 2016 named executive officer compensation, for the first time, the Compensation Committee approved and paid out shares of SP Plus common stock under the Performance Share Program that vest at the end of three-year performance periods. The realized value was 136.4% of target based upon adjusted free cash flow of $186.3 million over the 2014-2016 performance cycle.

Reasonableness of Compensation
We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay-for-performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries may be adjusted to provide market-based increases, and our executives’ true upside potential has been provided through bonuses and stock-based award opportunities available under our annual cash and long-term incentive plans. After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation arrangements are reasonable and appropriate given our overall performance, market for talent, executive retention and business strategy.

Say-on-Pay Advisory Vote
The Dodd-Frank Act requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a).
This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program and policies. At our annual meeting of stockholders in 2011, our stockholders approved a proposal to hold a stockholder advisory vote on executive compensation every year. In connection with Proposal 3 set forth in this Proxy Statement, the Board has again recommended that stockholders approve an annual advisory vote on executive compensation.

Prior Say-on-Pay Vote
Our Board values our stockholders’ feedback and pays careful attention to communications from our stockholders regarding our executive compensation practices. Our executive compensation program is designed to pay for performance and to align the long-term interests of our named executive officers and other members of our management team with the long-term interests of our stockholders, as discussed in more detail throughout this Proxy Statement. We believe these design and alignment principles help to ensure an appropriate balance between risk and reward; while our incentive compensation arrangements do not encourage employees to take unnecessary or excessive risks, our employees are rewarded for executing on our financial and strategic objectives. Further, the Compensation Committee and the Board of Directors believe that the compensation policies and procedures articulated in this Proxy Statement are effective in furthering our achievement of short-term, medium-term and long-term business goals, and that the compensation of our named executive officers reported in this Proxy Statement, which is structured to motivate superior individual performance, has supported and contributed to our success.
At our last annual meeting, our advisory vote to approve named executive officer 2015 compensation received the strong support of our stockholders (approximately 96.7% of the shares represented in person or by proxy and entitled to vote). Based on the results of last year’s Say-on-Pay vote, our Compensation Committee determined to keep the structure of our executive compensation program for 2016 substantially similar to the structure of the executive compensation program for 2015, including the Performance Share Program described below. As we continue to refine our compensation program, policies and practices going forward, we will continue to consider stockholder feedback.

Role of the Compensation Committee
Our Compensation Committee has administered our executive compensation program since this committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers. In the past, our Compensation Committee has engaged Willis Towers Watson as a consultant to assist in addressing and discharging its duties and obligations. As required by the SEC, the Compensation Committee has determined Willis Towers Watson has no conflicts of interest and is independent.

Role of Management
Our Chief Executive Officer and Chief Administrative Officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from the Compensation Committee’s compensation consultant. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. Our Board decides the compensation of our Chief Executive Officer following recommendations made by the Compensation Committee.

Compensation Objectives
Our overall compensation philosophy is governed by three fundamental objectives:

•	attracting and retaining qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business;

•	motivating performance to achieve specific strategic and operating objectives of our company; and

•	aligning executives’ interests with the long-term interests of our stockholders.

The primary elements of our executive compensation program are:

Compensation Element	Compensation Objective	Performance Metric	Characteristics	Time Horizon
Base Salary	• Attract and retain qualified executives	• None	• Market-competitive, fixed level of compensation	• Annual
Management Incentive Compensation Program	• Attract and retain qualified executives • Motivate performance to achieve specific strategies and operating objectives in the short term	• Adjusted Company EBITDA	• At target, annual incentive provides market-competitive total cash opportunity • At-risk compensation	• Annual
Performance Share Program
•
Attract and retain qualified executives
•
Motivate performance to achieve specific strategies and operating objectives in the medium term
•
Align named executive officers’ and stockholders’ long-term interests
		• Cumulative Company Adjusted Free Cash Flow	• PSU awards paid in shares of SP Plus common stock • At-risk compensation	• Three Years
Stock-Based Grants
•
Attract and retain qualified executives
•
Motivate performance to achieve specific strategies and operating objectives over the long term
•
Align named executive officers’ and stockholders’ long-term interests
		• None	• Typically restricted stock units (“RSUs”) are granted with cliff vesting	• Five years
Career Restricted Stock Units (closed)
•
Attract and retain qualified executives
•
Motivate performance to achieve specific strategies and operating objectives over the long term
•
Align named executive officers’ and stockholders’ long-term interests
		• None	• One-time grants in 2008 to help retain, for their full careers, high-caliber senior management • RSUs granted with restrictions generally removed in three equal tranches	• Ten-twelve years
The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a discretionary determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives, after taking into consideration the recommendations of our Chief Executive Officer.

Compensation Philosophy and Competitive Positioning
Our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short- and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, this Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.
As the independent consultant to the Compensation Committee, Willis Towers Watson periodically conducts market-based assessments as to the competitiveness of our officers’ total pay opportunities. Over several years, these competitive analyses have generally found, for both the named executive officers and the broader management team, the following:

•	Our cash compensation (base and target bonus) is competitive with market norms with two named executive officers falling above market median.

•	Annualized long-term incentive compensation is generally below market median for all named executives.

•
Total direct compensation levels (both actual and target) vary in competitiveness from individual to individual. Two out of five named executive officers, our CEO and CFO, are positioned below the market median, largely due to the lower annualized long-term incentive values. Three named executive officers were positioned between market median and the 75th percentile.

We continue to use published survey data as a broad indicator of market performance, but we do not benchmark against specific companies through a “peer group” or within such surveys. We operate in a large and fragmented industry with no direct public competitors. Accordingly, we do not use data that are specific to any company within the surveys. These surveys represent a broad group of general industry and service industry companies. We believe that the aforementioned survey sample is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.
For compensation planning purposes, Willis Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data scoped to reflect companies with revenues of approximately $2.0 billion. While this is larger than our reported revenue, the revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $2.0 billion in revenue.
Given the information obtained from the current and previous compensation studies, the Compensation Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers. This range, however, is merely a guideline because the Compensation Committee does not believe in fixing compensation levels based only on market comparables. Rather, the Compensation Committee believes that other factors should be considered and weighted appropriately, including, but not limited to:

•	the history underlying our current compensation levels;

•	relative compensation levels among our senior executives;

•	pay levels in the parking industry; and

•	our overall performance in relation to the performance of other parking companies.
Our actual cash compensation practice is to target the market median when our company performance is in line with our financial goals.

Compensation Program Components
Our compensation to the named executive officers consists primarily of the following elements: base salary; Management Incentive Compensation Program; compensation under our Long-Term Incentive Plan, which includes the Performance Share Program, stock-based grants and Career Restricted Stock Units; perquisites and personal benefits; and retirement benefits and deferred compensation opportunities.

Base Salary
Base salary is a critical element of named executive officer compensation because it is the source of an officer’s consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size.

Management Incentive Compensation Program
Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual cash incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain key performance metrics. The target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.
The target bonuses, metrics, weightings, level of achievement and awards are reported in the tables set forth under “2016 Annual Incentive Compensation Payouts and Performance Analysis”, below.

Long-Term Incentive Plan
Because one of our basic compensation objectives is to align our executives’ interests with the long-term interests of our stockholders, all shares issued under our Long-Term Incentive Plan since January 2007 have holding restrictions once the shares vest. Once shares are issued upon vesting, the executive may sell enough unrestricted shares to enable payment of the state and federal income taxes. Of the remaining unrestricted shares, individuals are expected to comply with the Senior Executive Officer Stock Ownership Guidelines. See “Executive Share Ownership Requirements”, below.

Performance Share Program. The objective of granting performance share units is to link compensation to business performance, encourage ownership of our common stock, retain executive talent, and incentivize and reward executive performance. The Performance Share Program provides participating executives with the opportunity to earn vested common stock if performance targets for pre-tax free cash flow are achieved over the cumulative three-year period and recipients satisfy service-based vesting requirements. In September 2014 the Compensation Committee authorized our first grants of performance share units under our Long-Term Incentive Plan for the cumulative three-year period of 2014 through 2016. In 2015 and 2016 additional PSU grants were made for the 2015-2017 cycle and the 2016-2018 cycle, respectively. Another three-year performance period will start in 2017 and will be linked to a new adjusted free cash flow performance target for the cumulative three-year 2017-2019 cycle, a process that is expected to occur in succeeding years. The Board may choose to discontinue the plan or change the performance measures in future performance periods.
For purposes of the Performance Share Program, reported free cash flow for each performance period will be adjusted for any one-time expenses, benefits, cash payments or receipts made for acquisitions, joint ventures or other transactions; one-time expenses and benefits related to the sale or disposition of assets; legal costs for one-time, non-recurring items that are non-core; cash taxes paid; significant refinancing costs and expenses (e.g., credit agreement); and expenses, benefits and cash payments related to the Central Merger indemnification obligations, including expenses or cash payments for structural repairs.
The number of performance shares set aside at the onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for our named executive officers. The performance share units issued under the Performance Share Program do not vest until the end of the performance period upon attainment of the performance goals. However, once the performance shares vest they are no longer subject to forfeiture unless the executive is in violation of the non-compete provisions of the performance share unit agreement.
The target bonuses, metrics and awards are reported in the tables set forth under “2016 Long-Term Incentive Plan Payouts and Performance Analysis”, below.

Stock-Based Grants. Periodically when senior executives are hired or promoted, awards may be made in the form of restricted stock units depending on individual performance and the environment for senior executive leadership talent. These RSUs represent the right to receive one share of common stock upon vesting. All RSUs issued to executive officers in the last three years vest five years from the date of issuance. The final value of the RSU depends on the change in stock price over the vesting period. The Compensation Committee believes that these RSUs help to retain executives because they have value upon vesting regardless of stock price. Although stock options may also be issued under our Long-Term Incentive Plan, in the last three years our company has not issued any options and no options are currently outstanding. The Long-Term Incentive Plan expressly forbids option repricing without stockholder approval and expressly forbids exchanges of underwater options for cash.

Career Restricted Stock Units. In 2008 the Compensation Committee and our Board approved a one-time grant of career restricted stock units to our senior management team designed to help retain, for their full careers, the caliber of senior leaders needed to position our company for growth in the future. To discourage these leaders from joining competitors, one-third of these RSUs vest after ten years of continuous service, one-third vest after eleven years of continuous service, and the final one-third vest after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period are entitled to have all restrictions removed at the time of retirement. No additional career restricted stock units have been issued since 2008.

Perquisites and Personal Benefits
We provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities and are intended to ensure productivity. Perquisites include such things as parking and club memberships. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.
The perquisites and personal benefits paid to each named executive officer in 2016 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

Retirement Benefits and Deferred Compensation Opportunities
Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

Employment Agreements
Historically, we have maintained employment agreements with all of our named executive officers. It is customary in our industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity because we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.) until 2007. Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the “Payments and Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control and "Executive Compensation—Employment Agreements" for a more detail description of the employment agreement of our named executive officers.

Determination of 2016 Compensation
General
The Compensation Committee approved the following principal compensation elements for 2016: base salary, annual incentive bonus target, performance share unit grants, and performance share unit awards under the Long-Term Incentive Plan.

Compensation of Our Chief Executive Officer
The Compensation Committee made recommendations to the Board for Mr. Baumann’s 2016 compensation following the process and using the pay components described above. Mr. Baumann’s 2016 compensation was governed largely by his employment agreement with us. Mr. Baumann earned a base salary of $700,000 in fiscal 2016, which was the same in 2015. The Compensation Committee approved an annual incentive payment of $373,200 for 2016, an increase of $99,200, or 36%, from 2015 as described in detail below under “2016 Annual Incentive Compensation Payouts and Performance Analysis.” In addition, the Compensation Committee approved the issuance of common stock valued at $204,538 under the 2014-2016 PSU cycle as described below under “2016 Long-Term Incentive Plan Payouts and Performance Analysis.” Other compensation, including perquisites, totaled $125,759.
Taking into consideration the actual salary, actual annual incentive payout and actual long-term incentive award for the 2014-2016 PSU cycle, Mr. Baumann earned 102% of his annual total target compensation in 2016.

For 2016, Mr. Baumann earned 102% of his total target annual compensation.
Performance Share Units
Annual Incentive
Salary
$150,000
$400,000
$700,000
$204,538
$373,200
$700,000
2016 Target Annual Compensation
2016 Actual Annual Compensation

In addition, pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual retirement benefit equal to $150,000 for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is

$105,901. If Mr. Baumann’s employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.

Compensation of Our Other Named Executive Officers
The Compensation Committee made 2016 compensation recommendations to the Board for the four other named executive officers following the process and using the pay components described above. All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective employment agreements. The 2015 and 2016 base salary earned and annual incentive compensation payout for these named executive officers is set forth below together with the percentage increase.

Name	2015 Salary($)	2016 Salary($)	% Increase	2015 Annual Incentive Payout	2016 Annual Incentive Payout	% Increase
Vance C. Johnston	400,000	440,000	10.0	137,000	186,600	36.2
William H. Bodenhamer, Jr.	476,957	476,957	—	107,545	139,484	29.7
Thomas L. Hagerman	467,388	467,388	—	82,200	142,399	73.2
Robert M. Toy	447,288	521,895	16.7	102,750	168,873	64.4
For more detailed information, see “2016 Annual Incentive Compensation Payouts and Performance Analysis.”
In addition, the Compensation Committee approved the issuance of common stock to these named executive officers under the 2014-2016 PSU cycle ranging in value from $136,330 to $204,538. For more detailed information, see “2016 Long-Term Incentive Plan Payouts and Performance Analysis.”
Taking into consideration the actual salary, actual annual incentive payout and actual long-term incentive award for the 2014-2016 PSU cycle, these named executive officers earned the following percentage of their total annual target compensation in 2016: Mr. Johnston—111.8%, Mr. Bodenhamer—91.9%, Mr. Hagerman—110.5%, and Mr. Toy—101.7%.

2016 Annual Incentive Compensation Payouts and Performance Analysis
Awards made to our named executive officers in 2016 under the Management Incentive Compensation Program were based on the weightings and metrics set forth in the table below:

					Actual Results
Name	Metrics	Weighting	Threshold Metrics($)	Target Metrics($)	Maximum Metrics($)	Actual Metrics($)
G Marc Baumann	Adjusted Company EBITDA	100%	81,940,375	90,151,753	96,050,591	89,540,217
Chief Executive Officer; President
Vance C. Johnston	Adjusted Company EBITDA	100%	81,940,375	90,151,753	96,050,591	89,540,217
Executive Vice President;
Chief Financial Officer
William H. Bodenhamer, Jr.	Adjusted Company EBITDA	(2)	81,940,375	90,151,753	96,050,591	89,540,217
Executive Vice President, Operations	Adjusted Business Unit EBITDA		7,072,622	8,840,778	10,166,895	8,003,359
Thomas L. Hagerman	Adjusted Company EBITDA	100%	81,940,375	90,151,753	96,050,591	89,540,217
Executive Vice President, Operations
Robert M. Toy	Adjusted Company EBITDA	(2)	81,940,375	90,151,753	96,050,591	89,540,217
President of Commercial Operations	Adjusted Business Unit EBITDA		82,734,471	103,418,090	118,930,802	101,150,645

(1)
The target bonus of Messrs. Bodenhamer and Toy is first multiplied by the Company Adjusted EBITDA attainment percentage. If this calculation produces an “adjusted” bonus opportunity, then the adjusted bonus amount is subject to the business unit EBITDA attainment percentage to determine the final bonus.

EXAMPLE: Target Bonus ($150,000) multiplied by the company EBITDA achievement percentage (70%) = adjusted bonus target ($105,000) multiplied by the business unit attainment percentage (110%) = $115,500 total bonus.
Payouts can range from 0% to 150% of “adjusted” target (after applying the company performance factor) with the lowest non-zero payout of 50% of the “adjusted” target, depending on a combination of corporate and business unit financial performance:
Awards made to our named executive officers in 2016 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $139,484 to $373,200, as set forth in the table below:

Name	Base Salary ($)	Target Bonus ($)	Target Bonus (%)	Metrics	Weighting (%)	Threshold Bonus ($)	Maximum Bonus ($)	Actual Bonus ($)	Actual Bonus as % of Target (%)
G Marc Baumann	700,000	400,000	57.1	Adjusted Company EBITDA	100	40,000	600,000	373,200	93.3
Vance C. Johnston	440,000	200,000	45.5	Adjusted Company EBITDA	100	20,000	300,000	186,600	93.3
William H. Bodenhamer, Jr.	476,939	200,000	41.9	Adjusted Company EBITDA	(2)	20,000	450,000	139,484	69.7
Thomas L. Hagerman	467,370	150,000	32.1	Adjusted Company EBITDA	100	15,000	337,500	139,950	93.3
Robert M. Toy	521,895	200,000	38.3	Adjusted Company EBITDA	(2)	20,000	450,000	168,873	84.4
(1)    See explanation in footnote (1) above.
The Compensation Committee believes that the Adjusted Company EBITDA measure for our Chief Executive Officer and the other named executive officers that participate in the program is the appropriate measure of performance at this time. This measure will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events.

2016 Long-Term Incentive Plan Payouts and Performance Analysis
For the Long-Term Incentive Plan, 2016 represents the first payout under the Performance Share Program introduced in 2014 that vest at the end of three-year performance periods. Payouts for the 2014-2016 PSU cycle were based upon our Cumulative Adjusted Free Cash Flow during 2014-2016 cycle.

•	The target value and target number of shares were determined at the start of the performance period.

•	The realized value is a function of the number of shares earned, adjusted for cumulative adjusted free cash flow and the stock price when shares are released.

•	For the three-year performance period from 2014-2016, cumulative adjusted free cash flow was $186.3 million, placing the award at 125% of the target shares.

•	As a result, the realized value of performance share awards was 136.4% of target value.

Name	Target Value ($)	Target Shares(1)	Shares Awarded	Actual Value ($)(2)	Realized Value as % of Target (%)
G Marc Baumann	$150,000	5,813	7,266	204,538	136.4
Vance C. Johnston	$150,000	5,813	7,266	204,538	136.4
William H. Bodenhamer, Jr.	$100,000	3,875	4,843	136,330	136.4
Thomas L. Hagerman	$100,000	3,875	4,843	136,330	136.4
Robert M. Toy	$100,000	3,875	4,843	136,330	136.4

(1)
Target shares are calculated by dividing the stock price at the beginning of the performance period ($25.80 on January 2, 2014) into the target value established for our named executive officers, rounded down to the nearest full share.

(2)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

2016-2018 Performance Share Unit Cycle
The Performance Share Program provides participating executives with the opportunity to earn vested common stock if performance targets for pre-tax free cash flow are achieved over the cumulative three-year period and recipients satisfy service-based vesting requirements. On March 28, 2016, the Compensation Committee established the following metrics and payout schedule for the 2016-2018 performance share unit cycle under the Performance Share Program.

2016-2018 Cumulative Company Adjusted Free Cash Flow	Percentage of Target Shares
$200.0 million to $220.0 million	50%
$220.0 million to $240.0 million	75%
$240.0 million to $260.0 million	100%
$260.0 million to $275.0 million	125%
$275.0 million to $290.0 million	150%
$290.0 million or more	200%
On March 28, 2016, the Compensation Committee also established the threshold, target and maximum payout levels for the 2016-2018 performance share unit awards granted pursuant to our Long-Term Incentive Plan. The performance share units will vest, if at all, at the completion of the 2016-2018 performance period depending on whether the performance target is met. The threshold award is 50% of the target and the maximum award is 200% of the target. The table below provides information about the value of the awards based on threshold and maximum payout levels for the cumulative three years of the performance period:

Name	2016-2018 Threshold ($)	2016-2018 Threshold (#)(1)	2016-2018 Target ($)	2016-2018 Target (#)(1)	2016-2018 Maximum ($)	2016-2018 Maximum (#)(1)
G Marc Baumann	200,000	8,333	400,000	16,666	800,000	33,333
Vance C. Johnston	75,000	3,125	150,000	6,250	300,000	12,500
William H. Bodenhamer, Jr.	50,000	2,083	100,000	4,166	200,000	8,333
Thomas L. Hagerman	50,000	2,083	100,000	4,166	200,000	8,333
Robert M. Toy	62,500	2,422	125,000	5,208	250,000	10,416

(1)
The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period ($24.00 on January 4, 2016) into the annual award values established for our five named executive officers.

Determination of 2017 Compensation
The Compensation Committee approved the following principal compensation elements for 2017: base salary, annual incentive bonus target, and performance share unit grants and awards under the Long-Term Incentive Plan.

2017 Base Salaries and Bonus Targets under the Management Incentive Compensation Program
2017 Cash Compensation for Named Executive Officers(1)

Name	2016 Base Salary($)	2017 Base Salary($)	2017 Salary Increase($)	2016 Target Bonus($)	2017 Target Bonus($)	2017 Total Target Cash Compensation ($)
G Marc Baumann	700,000	700,000	—	400,000	400,000	1,100,000
Vance C. Johnston	440,000	440,000	—	200,000	200,000	640,000
Thomas L. Hagerman	467,370	467,370	—	150,000	150,000	617,370
Robert M. Toy	525,000	550,000	25,000	200,000	200,000	750,000

(1)
The 2017 salary rates for the named executive officers will be effective April 1, 2017, and the 2017 annual incentive targets were effective January 1, 2017. Mr. Bodenhamer no longer serves as an executive officer effective as of January 1, 2017, but he continues to work for our company.

2017 Performance Share Unit Grants
On February 10, 2017, the Compensation Committee established the following metrics and payout schedule for the 2017-2019 PSU cycle under the Performance Share Program.

2017-2019 Cumulative Company Adjusted Free Cash Flow	Percentage of Target Shares
$222.0 million to $242.0 million	50%
$242.0 million to $262.0 million	75%
$262.0 million to $282.0 million	100%
$282.0 million to $297.0 million	125%
$297.0 million to $312.0 million	150%
$312.0 million or more	200%
The Compensation Committee established the following target payouts for our named executive officers for the 2017-2019 PSU cycle under the Performance Share Program.

Name(1)	2017-2019 Threshold ($)	2017-2019 Threshold (#)	2017-2019 Target ($)	2017-2019 Target (#)(2)	2017-2019 Maximum ($)	2017-2019 Maximum (#)
G Marc Baumann	200,000	6,920	400,000	13,840	800,000	27,681
Vance C. Johnston	75,000	2,595	150,000	5,190	300,000	10,380
Thomas L. Hagerman	50,000	1,730	100,000	3,460	200,000	6,920
Robert M. Toy	75,000	2,595	150,000	5,190	300,000	10,380

(1)	Mr. Bodenhamer no longer serves as an executive officer effective as of January 2017, but he continues to work for our company.

(2)
The PSUs were granted to the named executive officers on March 1, 2017. Target shares are calculated by dividing the stock price at the beginning of the performance period ($28.90 on January 3, 2017) into the target value established for our named executive officers, rounded down to the nearest full share. The performance period of the PSUs ends on December 31, 2019, and the award will pay out in the first quarter of 2020.

Executive Share Ownership Requirements
In order to align the interests of our senior executives with those of our stockholders, we implemented share ownership guidelines for our senior executives in January 2007. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the “net” shares they acquire from the exercise of stock options or the vesting of restricted stock, restricted stock units or performance share units granted under our Long-Term Incentive Plan after January 2007. “Net” shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

Name	Net Shares Acquired Under LTIP since January 2007	60% Requirement	Proportion of Requirement Met (%)
G Marc Baumann	37,700	22,620	162%
Vance C. Johnston	4,888	2,933	167%
Thomas L. Hagerman	12,838	7,703	119%
Robert M. Toy	3,473	2,084	167%

Tax and Accounting Considerations
We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee does take into consideration Section 162(m) in establishing compensation of our executives but considers other factors and business needs as well. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code.

Relationship Between Compensation Plans and Risk
The Compensation Committee has concluded that it is not reasonably likely that the risks arising from our compensation policies and practices would have a material adverse effect on our company. In reaching this conclusion, the Committee considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation with no one component of pay providing a disproportionate segment of the whole; and

•	Our compensation is balanced between a variety of different measures and both short-term and long-term incentives are designed to reward execution of our short-term and long-term corporate strategies.

Clawback Policy
As required under Section 304 of the Sarbanes-Oxley Act of 2002, the annual bonus and other incentive compensation must be forfeited by our company’s chief executive officer and the chief financial officer if, during the 12-month period following the issuance of financial statements, those financial statements must be restated due to material noncompliance as a result of misconduct in the preparation of those financial statements. In addition, our Restricted Stock Unit Agreements and Performance Share Unit Agreements entered into with each of the named executive officers contain a clawback provision that allows us to recover shares if the participant violates certain protective provisions.
At this time, the Compensation Committee has not adopted a formal clawback policy for the executive management team. While in full support of such a policy, the Committee is waiting for the anticipated adoption of final rules by the Securities and Exchange Commission before adoption and implementation of a specific policy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,
Robert S. Roath (Chair) Karen M. Garrison Wyman T. Roberts Jonathan P. Ward

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2016, 2015 and 2014 by our Principal Executive Officer (PEO), our Principal Financial Officer (PFO), and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
G Marc Baumann	2016	700,027	—	393,984	—	373,200	125,759(4)	1,592,943
Chief Executive Officer;	2015	694,395	—	366,993	—	274,000	132,025	1,467,413
President (PEO)	2014	560,540	—	150,000	—	102,250	126,158	938,948
Vance C. Johnston	2016	438,350	—	147,750	—	186,600	13,424(5)	786,124
Executive Vice President;	2015	400,015	—	137,622	—	137,000	17,716	692,353
Chief Financial Officer (PFO)	2014	314,458	—	350,000	—	81,800	132,494	878,752
William H. Bodenhamer, Jr.(6)	2016	476,957	—	98,484	—	139,484	11,332(7)	726,257
Exec. Vice President, Operations	2015	476,957	—	91,748	—	107,545	11,332	687,582
	2014	473,183	—	100,000	—	80,198	11,182	664,563
Thomas L. Hagerman	2016	467,388	—	98,484	—	139,950	19,541(8)	725,363
Executive Vice President, Operations	2015	467,388	—	91,748	—	98,902	21,807	679,845

Robert M. Toy	2016	521,895	—	123,117	—	168,873	11,332(9)	825,547
President of Commercial Operations

(1)
The amounts shown in column (e) represent the aggregate grant date fair value of performance share units computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, not the actual amounts paid to or realized by the named executive officers during our 2016, 2015 and 2014 fiscal years. An explanation of the methodology for payouts under performance stock awards is discussed in the footnotes to the “Grants of Plan-Based Awards for 2016” and “Outstanding Equity Awards at Fiscal Year-End 2016” tables below.

The amounts shown in column (e) for 2016 represent the grant date fair value of the 2016-2018 performance share unit awards granted under the Long-Term Incentive Plan. The fair value of these awards is based on the closing price of our common stock ($23.64) on March 28, 2016 (grant date), and is calculated at the target share payout for the cumulative three years of the performance period. For information about the threshold and maximum payout amounts under these awards, see the “Grants of Plan-Based Awards for 2016” table below.
The performance share units for 2016 were granted effective January 1, 2016, and they may vest on December 31, 2018 upon the attainment of a three-year adjusted free cash flow target. See “Compensation Discussion and Analysis” for more information about the Performance Share Program.

(2)	No named executive officer held stock options or stock appreciation rights as of December 31, 2016.

(3)	The amounts for 2016 shown in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(4)
The amount for 2016 shown in column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $7,950, $5,148 for group term life insurance, $5,820 in company-paid parking, and $940 in club dues. Also included are payments in the amount of $105,901 made in 2016 for insurance policies on behalf of Mr. Baumann.

(5)
The amount for 2016 shown in column (i) for Mr. Johnston reflects contributions made by us under our 401(k) plan in the amount of $7,950, $702 for group term life insurance, $4,272 in company-paid parking, and $500 for airline clubs.

(6)	Mr. Bodenhamer no longer serves as an executive officer effective as of January 1, 2017, but he continues to work for our company.

(7)	The amount for 2016 shown in column (i) for Mr. Bodenhamer reflects contributions made by us under our 401(k) plan in the amount of $7,950 and $3,382 for group term life insurance.

(8)
The amount for 2016 shown in column (i) for Mr. Hagerman includes $3,484 for reimbursed medical expenses, $9,150 for club dues, $2,157 for group term life insurance, and insurance premium payments made on Mr. Hagerman’s behalf in the amount of $4,750.

(9)	The amount for 2016 shown in column (i) for Mr. Toy reflects contributions made by us under our 401(k) plan in the amount of $7,950 and $3,762 for group term life insurance.

Grants of Plan-Based Awards for 2016
The following table sets forth summary information regarding performance share units granted to our named executive officers pursuant to our Long-Term Incentive Plan and bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
G Marc Baumann	1/1/2016	40,000	400,000	600,000
	3/28/2016				8,333	16,666	33,333	393,984
Vance C. Johnston	1/1/2016	20,000	200,000	300,000
	3/28/2016				3,125	6,250	12,500	147,750
William H. Bodenhamer, Jr.	1/1/2016	20,000	200,000	450,000
	3/28/2016				2,083	4,166	8,333	98,484
Thomas L. Hagerman	1/1/2016	15,000	150,000	337,500
	3/28/2016				2,083	4,166	8,333	98,484
Robert M. Toy	1/1/2016	20,000	200,000	450,000
	3/28/2016				2,604	5,208	10,416	123,117

(1)
The amounts included in columns (c), (d) and (e) reflect the cash bonus amounts achievable pursuant to our Management Incentive Compensation Program. See “Compensation Discussion and Analysis” for a discussion of timing of various pay decisions.

(2)
On March 28, 2016, the Compensation Committee established the threshold, target and maximum payout levels for the 2016-2018 PSUs granted pursuant to our Long-Term Incentive Plan. The PSUs will vest, if at all, at the completion of the 2016-2018 performance period depending on whether the performance target is met. The threshold award is 50% of the target and the maximum award is 200% of the target. The table below provides additional information about the value of the awards based on threshold, target and maximum payout levels for the cumulative three years of the performance period based on the price of our common stock on January 4, 2016, the first trading day of the 2016-2018 performance cycle:

Name	2016-2018 Threshold ($)	2016-2018 Target ($)	2016-2018 Maximum ($)
G Marc Baumann	200,000	400,000	800,000
Vance C. Johnston	75,000	150,000	300,000
William H. Bodenhamer, Jr.	50,000	100,000	200,000
Thomas L. Hagerman	50,000	100,000	200,000
Robert M. Toy	62,500	125,000	250,000
The Performance Share Program provides participating executives with the opportunity to earn vested common stock if performance targets for pre-tax free cash flow are achieved over the cumulative three-year period and recipients satisfy service-based vesting requirements.

(3)
Column (i) sets forth the grant date fair value of the performance share units based on the closing price of our common stock ($23.64) on March 28, 2016 (grant date) and is computed in accordance with ASC 718. There can be no assurance that ASC 718 amounts shown in the table will ever be realized by the named executive officer. Amounts for grants of PSUs are based on the target amount payable if the performance condition is met.

Outstanding Equity Awards at Fiscal Year-End 2016
The following table shows stock awards subject to certain restrictions and other contingencies outstanding on December 31, 2016, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options or stock appreciation rights as of December 31, 2016.

		Stock Awards
Name	Grant Date/ Performance Share Unit Period(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
G Marc Baumann	1/1/14-12/31/16 (4)			7,266	204,538
	1/1/15-12/31/17 (5)			16,576	466,614
	1/1/16-12/31/18 (6)			16,666	469,148
Vance C. Johnston	3/25/14	7,518(7)	211,632
	1/1/14-12/31/16 (4)			7,266	204,538
	1/1/15-12/31/17 (5)			6,216	174,980
	1/1/16-12/31/18 (6)			6,250	175,938
William H. Bodenhamer, Jr.	1/1/14-12/31/16 (4)			4,843	136,330
	1/1/15-12/31/17 (5)			4,144	116,654
	1/1/16-12/31/18 (6)			4,166	117,273
Thomas L. Hagerman	7/1/2008	42,000(8)	1,182,300
	1/1/14-12/31/16 (4)			4,843	136,330
	1/1/15-12/31/17 (5)			4,144	116,654
	1/1/16-12/31/18 (6)			4,166	117,273
Robert M. Toy		16,495(9)	464,334
	1/1/14-12/31/16 (4)			4,843	136,330
	1/1/15-12/31/17 (5)			4,144	116,654
	1/1/16-12/31/18 (6)			5,208	146,605

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of RSUs and the associated performance periods for the PSUs.

(2)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

(3)	The shares in the Equity Incentive Plan Awards column represent performance share unit awards based on target payout.

(4)
The performance period for these PSUs ended on December 31, 2016 and the payout was made in the first quarter of 2017 based upon cumulative adjusted free cash flow for the 2014-2016 performance period.

(5)	The performance period for these PSUs is scheduled to end on December 31, 2017, and the payout, if any, is scheduled to be made in the first quarter of 2018.

(6)	The performance period for these PSUs is scheduled to end on December 31, 2018, and the payout, if any, is scheduled to be made in the first quarter of 2019.

(7)	These RSUs will vest on March 25, 2019.

(8)	These RSUs will vest on January 16, 2018.

(9)	These RSUs will vest on December 3, 2018.

Stock Vested During 2016
The following table provides information on the vesting of performance share units during 2016. Our company has no outstanding option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
G Marc Baumann	7,266	204,538
Vance C. Johnston	7,266	204,538
William H. Bodenhamer, Jr.	4,843	136,330
Thomas L. Hagerman	4,843	136,330
Robert M. Toy	4,843	136,330

(1)	PSUs that converted to shares of common stock on a one-for-one basis upon vesting on December 31, 2016.

(2)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

Equity Award Modifications and Re-Pricings
We have not engaged in any modifications to, or re-pricings of, any outstanding equity awards during the last three fiscal years.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2016.

Name	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)(2)	Aggregate Earnings (loss) in 2016 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/16 ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
G Marc Baumann	17,501	7,300	1,988	—	165,267
Vance C. Johnston	26,301	7,300	2,053	—	66,581
William H. Bodenhamer, Jr.	97,800	7,300	7,092	—	499,055
Thomas L. Hagerman	—	—	1,298	11,181	27,552
Robert M. Toy	18,226	7,300	1,621	—	125,242

(1)	The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)	The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

(3)	None of the amounts reported in column (d) are reported in the Summary Compensation Table.

(4)
Amounts reported in column (f) for each named executive officer include amounts previously reported in the Summary Compensation Table in previous years when earned if that executive’s compensation was required to be disclosed in a previous year.

Employment Agreements

Mr. Baumann
We entered into an Amended and Restated Executive Employment Agreement with Mr. Baumann dated November 19, 2014, effective as of January 1, 2015. Pursuant to the terms of this employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann until he reaches the age of 65 that will provide an annual cash benefit of $150,000 payable to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901.
Mr. Baumann’s annual salary is governed by his employment agreement. His annual salary as of December 31, 2016 is $700,000, subject to annual cost of living adjustments. Mr. Baumann is also entitled to participate in our Management Incentive Compensation Program and our Performance Share Program, which are described in the “Compensation Discussion and Analysis,” above. The agreement also provides for reimbursement of travel and other expenses in connection with his employment.
Mr. Baumann’s employment agreement also provides that he may not disclose or use any confidential information of our company during or after the term of his employment agreement. During his employment with the company and for a period of 24 months following his termination of employment for any reason, he is precluded from engaging or assisting in any business that is in competition with the company and from soliciting any company client, customer, business referral source, officer, employee or representative.
As of April 1, 2017, Mr. Baumann’s employment agreement terminates on January 1, 2019.

Messrs. Johnston, Bodenhamer, Hagerman and Toy
We also have employment agreements with each of our other named executive officers. Each executive’s compensation is governed largely by his respective employment agreement, subject to annual review. The annual salary for each as of December 31, 2016 is as follows: Mr. Johnston—$440,000, Mr. Bodenhamer—$476,938, Mr. Hagerman—$467,369 and Mr. Toy—$525,000.
The employment agreements for each of these named executive officers also provide that they may not disclose or use any confidential information of our company during or after the term of the employment agreement. During their employment with the company and for a period of 24 months following their termination of employment for any reason, each of these employees is precluded from engaging or assisting in any business that is in competition with the company and from soliciting any company client, customer, business referral source, officer, employee or representative.
Each of the named executive officers is entitled to participate in our Management Incentive Compensation Program and our Performance Share Program, which are described under "Compensation Disclosure and Analysis-Compensation Program Components", above. The agreements also provide for reimbursement of travel and other expenses in connection with their employment.
As of April 1, 2017, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Johnston—March 3, 2018, Mr. Hagerman—December 31, 2017 and Mr. Toy—December 31, 2017.

Payments and Potential Payments upon Termination or Change in Control

Potential Payments to Mr. Baumann
Our employment agreement with Mr. Baumann is terminable by us for cause. If his employment is terminated by reason of his death, we are obligated to pay his estate an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of death. If Mr. Baumann’s employment is terminated by reason of disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon Mr. Baumann’s termination of employment for cause or by reason of the executive’s voluntary resignation not for good reason, we must pay him the sum of $50,000 over a 12-month period.
If Mr. Baumann voluntarily resigns for “good reason” (as defined in his employment agreement) or upon our termination of his employment for any reason other than cause, we must (i) pay him, for a period of 24 months following termination, payments at the rate of his most recent annual base salary and annual target bonus, and (ii) provide him and/or his family with certain other benefits. We will continue to pay the premiums on certain insurance policies owned by Mr. Baumann until the earlier of his death or his attainment of age 65.
Mr. Baumann is subject to non-competition and non-solicitation agreements for 24 months following termination of his employment.
Post-Employment Payments. The following table describes certain potential payments and benefits payable to Mr. Baumann, our President and Chief Executive Officer, if his employment terminated and a change of control occurred on December 31, 2016, the last day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Change in Control ($)
Compensation
Base salary	50,000(1)	1,400,000(2)	1,400,000(2)	50,000(1)	1,400,000(2)
Target cash incentive	—	800,000(2)	800,000(2)	—	800,000(2)
Performance Share Units-Accelerated	—	—	—	—	1,140,300(3)
Benefits and Perquisites
Health Benefits	—	26,078(4)	26,078(4)	—	26,078(4)
Insurance funding	—	398,902(5)	398,902(5)	—	398,902(5)
Total	50,000	2,624,980	2,624,980	50,000	3,765,280

(1)	Payable as salary continuation for 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation for 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)
Represents the value of all outstanding PSUs, the vesting of which will be accelerated upon the occurrence of a “change of control” under the LTIP and Performance Share Unit Agreements. The value is calculated by multiplying the closing price per share of our common stock on December 30, 2016 ($28.15) by the sum of the actual shares issued under the 2014-2016 PSU cycle plus the target shares issuable under the 2015-2017 and 2016-2018 PSU cycles.

(4)	Estimated cost of health insurance coverage continuation for 18 months computed at current premium.

(5)	Estimated cost of certain life insurance policy payments computed based on 2016 premiums.

Potential Payments to Other Named Executive Officers
Each of our employment agreements with Messrs. Johnston, Bodenhamer, Hagerman and Toy is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of death. If the employment of Messrs. Johnston, Bodenhamer, Hagerman or Toy is terminated by reason of disability, we are obligated to pay the named executive officer or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Johnston, Bodenhamer, Hagerman or Toy for cause or by reason of the executive’s voluntary resignation not for good reason, we must pay the executive the sum of $50,000 over a 12-month period.
If Messrs. Johnston, Bodenhamer, Hagerman and Toy voluntarily resigns for “good reason” (as defined in the respective employment agreement) or upon our termination of their employment for any reason other than cause, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive’s most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Messrs. Johnston, Bodenhamer, Hagerman and Toy are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.
Post-Employment Payments. The following table describes certain potential payments and benefits payable to Mr. Johnston, an Executive Vice President and our Chief Financial Officer, if his employment terminated and a change of control occurred on December 31, 2016, the last day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Change in Control ($)
Compensation
Base salary	50,000(1)	880,000(2)	880,000(2)	50,000(1)	880,000(2)
Target cash incentive	—	400,000(2)	400,000(2)	—	400,000(2)
Restricted Stock Units-Accelerated	—	—	—	—	211,632(3)
Performance Share Units-Accelerated	—	—	—	—	555,456(4)
Benefits and Perquisites
Health Benefits	—	26,078(5)	26,078(5)	—	26,078(5)
Total	50,000	1,306,078	1,306,078	50,000	2,073,173

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

(4)
Represents the value of all outstanding PSUs, the vesting of which will be accelerated upon the occurrence of a “change of control” under the LTIP and Performance Share Unit Agreements. The value is calculated by multiplying the closing price per share of our common stock on December 30, 2016 ($28.15) by the sum of the actual shares issued under the 2014-2016 PSU cycle plus the target shares issuable under the 2015-2017 and 2016-2018 PSU cycles.

(5)	Estimated cost of health insurance coverage continuation for 18 months computed at current premium.

Post-Employment Payments. The following table describes certain potential payments and benefits payable to Mr. Bodenhamer, a former Executive Vice President, if his employment terminated and a change of control occurred on December 31, 2016, the last day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Change in Control ($)
Compensation
Base salary	50,000(1)	953,878(2)	953,878(2)	50,000(1)	953,878(2)
Target cash incentive	—	400,000(2)	400,000(2)	—	400,000(2)
Performance Share Units-Accelerated	—	—	—	—	370,257(3)
Benefits and Perquisites
Health Benefits	—	4,848(4)	4,848(4)	—	4,848(4)
Total	50,000	1,358,726	1,358,726	50,000	1,728,983

(1)	Payable as salary continuation over 12 months, subject to compliance with covenant not to solicit.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenant not to solicit.

(3)
Represents the value of all outstanding PSUs, the vesting of which will be accelerated upon the occurrence of a “change of control” under the LTIP and Performance Share Unit Agreements. The value is calculated by multiplying the closing price per share of our common stock on December 30, 2016 ($28.15) by the sum of the actual shares issued under the 2014-2016 PSU cycle plus the target shares issuable under the 2015-2017 and 2016-2018 PSU cycles.

(4)	Estimated cost of health insurance coverage continuation through December 31, 2017 computed at current premium.
Post-Employment Payments. The following table describes certain potential payments and benefits payable to Mr. Hagerman, an Executive Vice President, if his employment terminated and a change of control occurred on December 31, 2016, the last day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Change in Control ($)
Compensation
Base salary	50,000(1)	934,740(2)	934,740(2)	50,000(1)	934,740(2)
Target cash incentive	—	300,000(2)	300,000(2)	—	300,000(2)
Restricted Stock Units-Accelerated	—	—	—	—	1,182,300(3)
Performance Share Units-Accelerated	—	—	—	—	370,257(4)
Benefits and Perquisites
Health Benefits	—	17,572(5)	17,572(5)	—	17,572(5)
Total	50,000	1,252,312	1,252,312	50,000	2,804,869

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

(4)
Represents the value of all outstanding PSUs, the vesting of which will be accelerated upon the occurrence of a “change of control” under the LTIP and Performance Share Unit Agreements. The value is calculated by multiplying the closing price per share of our common stock on December 30, 2016 ($28.15) by the sum of the actual shares issued under the 2014-2016 PSU cycle plus the target shares issuable under the 2015-2017 and 2016-2018 PSU cycles.

(5)	Estimated cost of health insurance coverage continuation through December 31, 2017 computed at current premium.
Post-Employment Payments. The following table describes certain potential payments and benefits payable to Mr. Toy, President of Commercial Operations, if his employment terminated and a change of control occurred on December 31, 2016, the last day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Change in Control ($)
Compensation
Base salary	50,000(1)	1,050,000(2)	1,050,000(2)	50,000(1)	1,050,000(2)
Target cash incentive	—	400,000(2)	400,000(2)	—	400,000(2)
Restricted Stock Units-Accelerated	—	—	—	—	464,334(3)
Performance Share Units-Accelerated	—	—	—	—	399,589(4)
Benefits and Perquisites
Health Benefits	—	12,722(5)	12,722(5)	—	12,722(5)
Total	50,000	1,462,722	1,462,722	50,000	2,291,841

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Based on the closing price per share of our common stock on December 30, 2016 ($28.15).

(4)
Represents the value of all outstanding PSUs, the vesting of which will be accelerated upon the occurrence of a “change of control” under the LTIP and Performance Share Unit Agreements. The value is calculated by multiplying the closing price per share of our common stock on December 30, 2016 ($28.15) by the sum of the actual shares issued under the 2014-2016 PSU cycle plus the target shares issuable under the 2015-2017 and 2016-2018 PSU cycles.

(5)	Estimated cost of health insurance coverage continuation through December 31, 2017 computed at current premium.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth the compensation earned for services rendered to us for the fiscal year ending December 31, 2016 by our non-executive directors.
Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Karen M. Garrison	117,500	85,000	—	—	202,500
Paul Halpern(3)	70,000	85,000	—	—	155,000
Robert S. Roath	112,500	85,000	—	—	197,500
Wyman T. Roberts	67,500	85,000	—	—	152,500
Douglas R. Waggoner	71,944	85,000	—	—	156,944
Jonathan P. Ward	67,500	85,000	—	—	152,500
James A. Wilhelm	95,000	—	125,000	—	220,000
Gordon H. Woodward	65,000	85,000	—	—	150,000

(1)	Represents the aggregate grant date fair value computed in accordance with accounting rules.

(2)
Comprised of 5,587 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, in cash or common stock, at the election of the reporting person upon a qualifying distribution event.

(3)	Resigned effective December 14, 2016.

Non-Employee Director Fees Earned or Paid in Cash
2016 directors’ fees paid in cash as stated below are paid only to directors who are not employees of our company.

Fee Category	Annual Rate($)
Annual Cash Retainer (exclusive of Chairman)	60,000
Chairman of the Board Service	95,000
Lead Director Service	25,000
Audit Committee Membership (exclusive of Chair)	10,000
Audit Committee Chair	30,000
Compensation Committee Membership (exclusive of Chair)	7,500
Compensation Committee Chair	17,500
Nominating and Corporate Governance Committee Membership (exclusive of Chair)	5,000
Nominating and Corporate Governance Committee Chair	15,000

Non-Employee Director Stock Grants
Messrs. Halpern, Roath, Roberts, Waggoner, Ward, and Woodward and Ms. Garrison each received a fully vested stock grant of 3,799 shares of common stock on April 21, 2016 for their service as directors. Mr. Wilhelm received a grant of 5,587 shares of phantom stock on April 21, 2016 for his service as a director and Chairman of the Board.

Non-Employee Director Stock Ownership Requirements
Our non-employee directors are subject to a stock ownership guideline requirement equal to three times their annual cash retainer. Information regarding shares held as a multiple of the annual cash retainer for existing directors who are nominated for reelection is set forth in the table below:

Non-Employee Director(1)	Required 3x Stock Ownership (#)(2)	Shares Held as a Multiple of Annual Cash Retainer
K. Garrison	4,700	32.0x
R. Roath	7,900	39.5x
W. Roberts(3)	8,100	2.8x
D. Waggoner(3)	8,100	2.8x

(1)	Directors designated by the Central Representative are exempt from the stock ownership guideline requirement.

(2)
The number of shares of stock required to be held by non-employee directors is determined on the date that the director is first elected to the board, or in the case of Ms. Garrison and Mr. Roath, the date the stock ownership guidelines were adopted (March 3, 2011). The ownership guideline requirement equals three times the director’s annual cash retainer divided by the closing stock price, rounded to the nearest 100 shares. Once established, a director’s guideline requirement is not adjusted for changes to the annual retainer or fluctuations in our common stock price.

(3)	Became a member of our Board in April 2015. Directors have three years from the date of their first election as director to satisfy the stock ownership requirement.

EQUITY COMPENSATION PLAN INFORMATION
This table provides information about our common stock subject to equity compensation plans as of December 31, 2016:
Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders	666,718	__	285,521
Equity compensation plans not approved by securities holders	__	__	__
Total	666,718	__	285,521
If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by us under an unvested share repurchase option provided under the Plan, the stock repurchased by us under such repurchase option will revert to and again become available for issuance under the Plan. The foregoing notwithstanding, common stock that is withheld from an award to pay the exercise price with respect to such award or to pay a participant’s tax obligations with respect to an award shall not again be available for issuance under the Plan.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS
General
Our Board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the Board. The related party transaction described below has been reviewed and approved by the Audit Committee or another independent body of the Board.

Settlement with Former Central Stockholders
On December 15, 2016, we settled disputes involving our acquisition on October 2, 2012 of 100% of the outstanding common shares of KCPC Holdings, Inc., which was the ultimate parent of Central Parking Corporation (collectively, “Central”) with, among other parties, each of Kohlberg CPC Rep, L.L.C., KOCO Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., and Kohlberg TE Investors V, L.P. (collectively, the “Kohlberg Entities”); and each of Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P. (collectively, the “Versa Entities”); and each of Lubert-Adler Real Estate Fund V, L.P. and Lubert-Adler Real Estate Parallel Fund V, L.P. (collectively, “Lubert-Adler Entities”). As of March 1, 2017, the Kohlberg Entities collectively own approximately 16.1% of our common stock, the Versa Entities collectively own approximately 6.0% of our common stock, and the Lubert-Adler Entities collectively own approximately 2.1% of our common stock. In addition, Paul Halpern, who resigned as a director on December 14, 2016, is affiliated with the Versa Entities; and director Seth H. Hollander and director nominees Jonathan P. Ward and Gordon H. Woodward are affiliated with the Kohlberg Entities. See “Board Matters—Nominations for Director-Board Designees.”

The Agreement and Plan of Merger related to the Central Merger (“Merger Agreement”) provided that Central’s former stockholders were entitled to receive cash consideration in the amount equal to $27.0 million three years after closing, subject to indemnification obligations of Central’s former stockholders and other adjustments.
Post-closing claims and disputes arose between the parties, including as to indemnification matters. Our company and Central’s former stockholders agreed upon non-binding terms to settle all outstanding matters on September 27, 2016. Pursuant to the settlement, we paid Central’s former stockholders $2.5 million in the aggregate (which effectively reduced the $27.0 million that would have been payable by us to Central’s former stockholders under the Merger Agreement by $24.5 million) to settle all outstanding matters between the parties related to the Central Merger. Pursuant to the settlement, the parties fully released one another for claims relating to the Central Merger, and therefore we have no further obligation to pay any additional cash consideration to Central’s former stockholders.

SECURITY OWNERSHIP
Beneficial Ownership of Directors and Executive Officers
The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2017, by:

•	each of the executive officers named in the “Summary Compensation Table” above;

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2017, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder.
Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.
Percentage beneficially owned is based on 22,471,041 shares of common stock outstanding on March 1, 2017, and is calculated in accordance with SEC rules. Unless otherwise indicated, the address of each of the individuals named below is:
c/o SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702.

		Beneficial Ownership
Name	Current Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership of Shares within 60 days(2)	Percent of Shares Beneficially Owned (%)
G Marc Baumann	36,679(3)	—	*
Vance C. Johnston	4,888(4)	—	*
William H. Bodenhamer, Jr.(5)	—	—	*
Thomas L. Hagerman	9,170(6)	—	*
Robert M. Toy	3,473(7)	—	*
Karen M. Garrison	50,186	—	*
Seth H. Hollander	—(8)	—	*
Gregory A. Reid	—	—	*
Robert S. Roath	103,933	—(9)	*
Wyman T. Roberts	7,619	—	*
Douglas R. Waggoner	7,619	—	*
Jonathan P. Ward	12,780(10)	—	*
James A. Wilhelm	9,848	—(11)	*
Gordon H. Woodward	12,780(12)	—	*
All current directors and executive officers as a group (16 persons)	304,700(13)	—	1.4

*	Less than 1% of the outstanding shares of common stock.

(1)
Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. Shares represented by restricted stock units cannot be voted at the Annual Meeting.

(2)	This column includes any shares that the person could acquire pursuant to our Long-Term Incentive Plan within 60 days of March 1, 2017.

(3)	Held jointly with Mr. Baumann’s wife.

(4)	Does not include 7,518 RSUs that vest on March 25, 2019.

(5)	Mr. Bodenhamer, a named executive officer, is no longer a current executive officer effective January 1, 2017.

(6)	Does not include 42,000 RSUs that vest on January 16, 2018. Includes 160 shares of common stock held by Mr. Hagerman’s wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(7)	Does not include 16,495 RSUs that vest on December 3, 2018.

(8)	Does not include 3,613,167 shares of common stock held by Kohlberg CPC Rep, L.L.C., an affiliate of Messrs. Hollander and Ward.

(9)
Does not include 8,021 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Roath, upon a qualifying distribution event.

(10)	Does not include 3,613,167 shares of common stock held by Kohlberg CPC Rep, L.L.C., an affiliate of Mr. Ward.

(11)
Does not include 5,617 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Wilhelm, upon a qualifying distribution event.

(12)
Pursuant to the terms of an Assignment and Transfer Agreement entered into on January 1, 2013, Mr. Woodward transferred his pecuniary interest in these shares to Kohlberg & Co., L.L.C., but has retained all voting and dispositive power with respect to such shares. Mr. Woodward disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Does not include 3,613,167 shares of common stock held by Kohlberg CPC Rep, L.L.C., an affiliate of Mr. Woodward.

(13)	Does not include 190,214 RSUs held by executive officers that vest at various times over the next three years.

Change in Control
We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

Beneficial Ownership of More than Five Percent of Common Stock
The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2017, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned (%)*
2929 CPC Holdco, LLC	1,341,251(1)	6.0
2929 Arch Street, Suite 1650
Philadelphia, PA 19104
Kohlberg CPC Rep, L.L.C.	3,613,167(2)	16.1
111 Radio Circle
Mount Kisco, NY 10549
T. Rowe Price Associates, Inc.	1,306,790(3)	5.8
100 E. Pratt Street
Baltimore, MD 21202
Wellington Management Group LLP	2,818,020(4)	12.5
280 Congress Street
Boston, MA 02210

*	Percentages based on 22,471,041 shares of common stock outstanding on March 1, 2017.

(1)
Based solely on information obtained from a Schedule 13D filed by 2929 CPC Holdco, LLC with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in 2929 CPC Holdco, LLC’s Schedule 13D. Does not include shares issued to Mr. Halpern.

(2)
Based solely on information obtained from a Schedule 13D filed by Kohlberg CPC Rep, L.L.C. with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Kohlberg CPC Rep, L.L.C.’s Schedule 13D. Does not include shares issued to Messrs. Woodward and Ward.

(3)
Based solely on information obtained from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on or about February 7, 2017. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in T. Rowe Price Associates, Inc.’s Schedule 13G/A.

(4)
Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on or about February 9, 2017. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Group LLP’s Schedule 13G/A.

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our stockholders. At our 2016 annual meeting of stockholders, the affirmative vote of the holders of approximately 96.7% of the shares represented in person or by proxy and entitled to vote represented in person or by proxy and entitled to vote approved, by non-binding vote, the 2015 executive compensation of our named executive officers. In 2017 we are again seeking input from stockholders with this advisory vote on the 2016 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the executive compensation disclosure rules of the SEC.
The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in stockholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.
The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

•	incentivizing our executives to perform with stockholders’ interests in mind;

•
assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

•	balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.
We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our stockholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. Our 2016 compensation programs were built on the same general and conservative principles that we have historically followed.
With our core compensation principles in mind, the Compensation Committee took compensation actions in 2016 including the following:

•
establishing the Performance Share Program under which future equity awards will be earned by achieving established three-year free cash flow targets, making this program the primary vehicle for new equity awards for existing executive officers; and

•	placing more emphasis on variable pay (annual incentive) with respect to growth in executive compensation opportunity.
Compensation actions like those described above evidence our philosophy of aligning executive compensation with our performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

This advisory vote on the compensation of our named executive officers allows our stockholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and stockholders’ interests, we ask that our stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, our Board recommends that stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2016 Proxy Statement.
Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our Board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of stockholder engagement, will take it into account when making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2, THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our stockholders may approve, on a non-binding, advisory basis, the frequency of the advisory vote on the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking stockholders whether the advisory vote should occur every year, once every two years or once every three years.
Our Board has considered the frequency of the advisory vote on the compensation of our named executive officers that it should recommend. After considering the benefits and consequences of each option, our Board recommends continuing to submit the advisory vote on the compensation of our named executive officers to our stockholders annually.
We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation Committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.
For the reasons discussed above, the Board recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders every year. In voting on this proposal, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation to vote for a annual frequency. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers, which may be every year, once every two years or once every three years, or they may abstain entirely from voting on the proposal.
The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from stockholders will be considered by the Board and Compensation Committee as the stockholders’ recommendation as to the frequency of future advisory votes on compensation. Although this advisory vote on the frequency of future advisory votes on the compensation of our named executive officers is not binding on us, as provided by law, our Board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of stockholder engagement, will take it into account when making a determination as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders for approval at an annual meeting of stockholders.

OUR BOARD RECOMMENDS THAT YOU SELECT “ONE YEAR” ON PROPOSAL NO. 3, THE ADVISORY (NON-BINDING) VOTE RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its meeting on March 8, 2017, the Board approved the Audit Committee’s recommendation to appoint Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.
We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 4, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE DISCLOSURE
General
The Audit Committee of our Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the assessment of our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. A complete description of the Audit Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.

Principal Accounting Fees and Services
The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2016. The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2016 and December 31, 2015, the review of our interim consolidated financial statements for each quarter in the fiscal year 2016 and 2015 and for tax and all other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2,016	2015
Audit Fees(1)(4)	$1,495,000	$1,415,000
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(3)	2,000	2,000
Total	$1,497,000	$1,404,000

(1)
Audit Fees include fees associated with the annual audit, including the audit of internal control, the reviews of our quarterly reports on Form 10-Q, audits of entities related to our consolidated financial statements and audit services provided in connection with other regulatory or statutory filings in which we have engaged Ernst & Young LLP.

(2)	Tax Fees include fees associated with tax compliance including preparation, review and filing of tax returns and assistance with tax audits and appeals.

(3)	All Other Fees include fees associated with products and services (on-line research tools) provided by Ernst & Young LLP.

(4)	The Audit Fees for 2015 number was updated to include fees related to the 2015 audit received after the filing of the 2016 Proxy Statement.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of our Independent Registered Public Accounting Firm
Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, all audit services and permissible non-audit services or relationships between our company and our independent registered public accounting firm. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm, and has established a policy concerning the pre-approval of services performed by our independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with maintaining registered public accounting firm independence.
We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2016 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP and affiliated entities. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2016. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.
In connection with the financial statements for the fiscal year ended December 31, 2016, our Audit Committee has been focused on several topics, including:
(i)    overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent registered public accounting firm and our internal audit department;
(ii)    reviewing and assessing our internal audit, controllership and finance functions;
(iii)    reviewing our risk management efforts, including our insurance and our compliance and cyber-security programs and related investigations;
(iv)    discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;
(v)    monitoring the processes by which our Chief Executive Officer, Chief Financial Officer and Corporate Controller certify the information contained in our quarterly and annual filings;
(vi)    reviewing and approving our policy regarding the retention of an independent registered public accounting firm and considering and approving such retentions as appropriate;
(vii)    reviewing our approach toward establishing reserves;
(viii)    reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2016, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees”; and
(ix)    receiving and reviewing the written disclosures and the letter from Ernst & Young LLP, as required by the Public Company Accounting Oversight Board, regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP its independence from our company.
As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent public accounting firm to serve for the 2017 fiscal year, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE
Karen M. Garrison Robert S. Roath (Chair) Wyman T. Roberts Douglas R. Waggoner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.
To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2016, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:

•	William H. Bodenhamer, Jr. had one late filing covering one transaction.

•	James A. Wilhelm had one late filing covering one transaction.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Report of the Compensation Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.
THE BOARD OF DIRECTORS
Chicago, April 3, 2017
SP PLUS CORPORATION

APPENDIX A SP PLUS CORPORATION RECONCILIATIONS

RECONCILIATION OF NET INCOME ATTRIBUTED TO SP PLUS TO ADJUSTED NET INCOME
ATTRIBUTABLE TO SP PLUS AND ADJUSTED NET INCOME PER SHARE
(millions, except for share and per share data, unaudited)

	Year Ended December 31,
	2016	2015
Net income attributable to SP Plus, as reported	$23.1	$17.4
Add: Non-routine structural and other repairs	1.1	4.6
Add: Restructuring, merger and integration costs and non-routine settlements	9.3	9.2
Add (subtract): Pre-tax income related to asset sales or dispositions	(0.2)	(1.0)
Add: Equity in losses (income) from investment in unconsolidated entity	0.9	1.7
Add: Costs incurred related to Parkmobile and other contemplated transactions	—	0.1
Add: Write off of debt issuance costs and original discount on borrowings	—	0.6
Net tax effect of adjustments	(4.5)	(6.3)
Add (subtract): Non-routine income tax	0.1	(4.6)
Other, rounding	—	0.1
Adjusted net income attributable to SP Plus	$29.8	$21.8
Net income per share, as reported
Basic	$1.04	$0.78
Diluted	$1.03	$0.77
Adjusted net income per share
Basic	$1.34	$0.98
Diluted	$1.32	$0.97
Weighted average shares outstanding
Basic	22,238,021	22,189,140
Diluted	22,528,122	22,511,759

SP PLUS CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SP PLUS TO EBITDA, ADJUSTED EBITDA
(millions, unaudited)

	Year Ended December 31,
	2016	2015
Net income attributable to SP Plus, as reported	23.1	17.4
Add (subtract):
Income tax expense	15.8	4.8
Interest expense, net	10.0	12.5
Gain on sale of a business	—	(0.5)
Equity in losses (income) from investment in unconsolidated entity	0.9	1.7
Depreciation and amortization expense	33.7	34.0
Other, rounding	0.1	—
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$83.6	$69.9
Add: Non-routine structural and other repairs	1.1	4.6
Add: Restructuring, merger and integration costs and non-routine settlements	6.8	7.8
Add: Merger-related minority interest	—	0.4
Add (subtract): EBITDA related to asset sales or dispositions	(0.2)	(0.5)
Add: Parkmobile and other contemplated transaction costs	—	0.1
Other, rounding	—	—
Adjusted EBITDA	$91.3	$82.3

SP PLUS CORPORATION
RECONCILIATION OF FREE CASH FLOW
(millions, unaudited)

Year Ended
December 31, 2016
Operating income	$52.7
Depreciation and amortization	33.7
Net accretion of acquired lease contracts	(1.8)
Non-cash stock-based compensation	3.4
Income tax paid, net	(17.6)
Income attributable to noncontrolling interest	(2.9)
Change in operating assets and liabilities	(2.1)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments, net	(13.8)
Cash interest paid	(9.2)
Free cash flow (1)	$42.4
plus: Cash used for non-routine structural and other repairs and settlement payment	4.0
Other, rounding	—
Adjusted free cash flow	$46.4

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

Year Ended
December 31, 2016
Net cash provided by operating activities	$59.7
Net cash used in investing activities	(13.8)
less: Cash received from sale of business, net	—
Distribution to noncontrolling interest	(3.3)
Effect of exchange rate changes on cash and cash equivalents	(0.3)
Other, rounding	0.1
Free cash flow	$42.4

SP PLUS CORPORATION
RECONCILIATION OF ADJUSTED GROSS PROFIT AND ADJUSTED G&A
(millions, unaudited)

	Year Ended December 31,
	2016	2015
Gross profit
Gross profit, as reported	$176.4	$170.1
Add: Non-routine structural repairs and other	1.1	4.6
Add (subtract): Gross profit related to asset sales or dispositions	(0.2)	(1.4)
Other, rounding	(0.1)	(0.1)
Adjusted gross profit	$177.2	$173.2

General and administrative expenses
General and administrative expenses, as reported	$90.0	$97.3
Subtract: Restructuring, merger and integration costs and non-routine settlements	(6.8)	(7.8)
Subtract: G&A related to asset sales or dispositions	—	(1.0)
Subtract: Parkmobile and other contemplated transaction costs	—	(0.1)
Other, rounding	(0.2)	—
Adjusted G&A	$83.0	$88.4

Fitch Proof 88541 SP Plus Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

SP PLUS CORPORATION

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 8, 2017.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

Please mark your votes like this **X**

1. Election of eight directors to serve until the 2018 annual meeting of SP Plus stockholders, and until the respective successor of each is duly elected and qualified.

FOR ALL	WITHHOLD AUTHORITY	*EXCEPTIONS
☐	☐	☐

Nominees:
01 G Marc Baumann 04 Robert S. Roath 07 Jonathan P. Ward
02 Karen M. Garrison 05 Wyman T. Roberts 08 Gordon H. Woodward
03 Gregory A. Reid 06 Douglas R. Waggoner

***INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.**

FOR	AGAINST	ABSTAIN
☐	☐	☐

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐

4. To appoint Ernst & Young LLP as independent registered public accounting firm for fiscal year 2017.

FOR	AGAINST	ABSTAIN
☐	☐	☐

To change your address, please mark this box. ☐

I plan to attend the Annual Meeting. ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**____________**, 2017.**

NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

88541_REV1_SP-PLUS_PROXY CARD.indd 1 3/13/17 2:05 PM

Fitch Proof 88541 SP Plus Proxy Card Back.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

SP PLUS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON MAY 9, 2017

The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Deputy General Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois, on May 9, 2017, at 4:00 p.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement, both dated April 3, 2017, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

This proxy when properly executed will be voted in the manner directed herein. **If no direction is made, this proxy will be voted "FOR" items 1, 2 and 4, and "One Year" for item 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof**.

(Continued, and to be dated and signed, on the reverse side)

88541_REV1_SP-PLUS_PROXY CARD.indd 2 3/13/17 2:05 PM